UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(Amendment No. 2)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Commission file number 000-56051

GOLDEN DEVELOPING SOLUTIONS, INC.

(Exact Name of Registrant as specified in its charter)

Nevada	82-2911016
(State of Incorporation)	(IRS Employer ID No.)

4100 E Mississippi Ave, Suite 315

Denver, CO 80246

(Address of principal executive offices)

(855) 590-9949

(Registrant’s telephone number, including area code)

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.0001 par value per share

(Title of each class to be so registered)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Table of Contents

The cross-reference table below identifies where the items required by Form 10 can be found in the statement.

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EXPLANATORY NOTE

We are filing this Amendment No. 2 (“Amendment No. 2”) to our registration statement on Form 10, which was originally filed with the Securities and Exchange Commission on May 1, 2019 (“Original Filing”) and as amended on Amendment No. 1 to the Original Filing on July 2, 2019 (“Amendment No. 1”). This Amendment No. 2 amends the Original Filing and Amendment No. 1 in their entirety to add additional disclosure in response to comments received from the Staff of the U.S. Securities and Exchange Commission.

You should rely only on the information contained in this registration statement or in a document referenced herein. We have not authorized anyone to provide you with any other information that is different. You should assume that the information contained in this registration statement is accurate only as of the date hereof except where a different specific date is set forth.

As used in this registration statement, unless the context otherwise requires, the terms the “Company,” “Registrant,” “we,” “us,” “our,” or “Golden” refer to Golden Developing Solutions, Inc., a Nevada corporation and its subsidiaries.

FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, some information in this document contains “forward-looking statements” that involve substantial risks and uncertainties. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this registration statement because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. The factors listed in the sections captioned “Risk Factors” and “Description of Business,” as well as other cautionary language in this registration statement and events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this registration statement are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise. The occurrence of any of the events described as risk factors or other future events could have a material adverse effect on our business, results of operations and financial position. Since our common stock is considered a “penny stock,” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this registration statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”). Our SEC filings will be available to the public at the Web site maintained by the SEC at http://www.sec.gov.

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Our Internet website address is http://www.goldendeveloping.com. Information contained in our website does not constitute part of this registration statement. When this registration statement is effective, we will make available, through a link to the SEC’s Web site, electronic copies of the materials we file with the SEC (including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports). To receive paper copies of our SEC filings, please contact us by mail addressed to Investor Relations, Golden Developing Solutions, Inc., 4100 E Mississippi Ave, Suite 315, Denver, CO 80246, or by telephone at (855) 590-9949.

Item 1. Business.

History

Golden Developing Solutions, Inc. (the “Company,” “we,” “our,” or “us”) was originally incorporated on December 17, 1998 in the State of Nevada under the name American Associates Group. In 2007 the name was changed to Clean Hydrogen Producers, Ltd before being changed in April of 2017 to Golden Developing Solutions, Inc. The Company has structured itself in 2017 as a cannabis holding company and intends to make additional acquisitions in the industry in the near future.

On September 28, 2016, Barton Hollow, LLC (“Barton Hollow”), a Nevada limited liability company, and stockholder of the Company, filed an Application for Appointment of Custodian pursuant to Section 78.347 of the Nevada Revised Statutes in the District Court for Clark County, Nevada. Barton Hollow was subsequently appointed custodian of the Company (the “Custodian”) by Order of the Court on November 16, 2016 (the “Order”). In accordance with the provisions of the Order, Barton Hollow thereafter moved to: (a) reinstate the Company with the State of Nevada; (b) provide for the election of interim officers and directors; and (c) call and hold a stockholder meeting. In addition, Barton Hollow elected Adam S. Tracy as the lone officer and director of the Company. On November 16, 2016, the Custodian, on behalf of the Company entered into a Securities Purchase Agreement with Filakos Capital Investments, LLC (“Filakos”), for the purchase of 70,000,000 shares of our common stock. The shares were issued on March 3, 2017. This issuance of 70,000,000 shares of common stock was the only issuance of securities between March 2015 and March 2017. Filakos Capital Investments, LLC is beneficially owned and controlled by Stavros Triant, the Company’s sole officer and director.

On April 17, 2017, the Custodian and director of the Company caused Stavros Triant to be named the Company’s sole officer and director, at which time Mr. Tracy resigned. By Order dated May 30, 2017, the District Court discharged the custodianship and the Company’s operations were returned to its Board of Directors (the “Board”).

Prior to the appointment of the Custodian, the Company did not have substantial operations, with its prior business having been unwound and liquidated. Subsequent to the closing of the November 16, 2016 Securities Purchase Agreement, the Company has structured itself as a holding company to provide business services and/or products supporting the cannabis industry.

On September 14, 2018, the Board amended the Company’s articles of incorporation to increase the amount of shares of common stock the Company is authorized to issue to 775,000,000.

In March 2019, the Board amended the Company’s articles of incorporation to increase the amount of shares of common stock the Company is authorized to issue to 975,000,000.

Introduction

Recent Acquisitions

On September 18, 2018, the Company entered into two Asset Purchase Agreements (the “WW Asset Purchase Agreements”). One with Layer Six Media, Inc., d/b/a Where’s Weed (“WW” or “Layer Six”), an online and mobile cannabis services hub that focuses on fast, secure and efficient discovery and purchasing of cannabis in both recreational and medical markets in the United States and Canada, and one with the owners of WW, Tyler Bartholomew, David Lindauer, Bill Anders and Brad Billman (the “WW Owners”). For aggregate consideration of $9,113,636 (the “WW Purchase Price”), the Company purchased all of WW’s assets including wheresweed.com (information contained on this website does not constitute part of this registration statement), a website that provides consumers with information regarding cannabis companies. The Company began earning revenues through this online and mobile cannabis services hub after this acquisition.

At closing on September 18, 2018, the Company, in connection with the WW Asset Purchase Agreements with WW: (i) issued the WW Owners 170,454,545 shares of our common stock in the fair value of $5,113,636; (ii) paid the WW Owners $170,000 in cash; (iii) issued the WW Owners a promissory note (the “2018 WW Promissory Note”) in the principal amount of $750,000 with a 3% interest rate per annum with $250,000 in principal and accrued interest due and payable on each of October 1, November 1, and December 1 (all in 2018). As of March 31, 2019, approximately $544,489 remains outstanding under the 2018 WW Promissory Note; (iv) issued the WW Owners a promissory note (the “2019 WW Promissory Note”) in the principal amount of $3,000,000 with a 3% interest rate per annum with $250,000 in principal and accrued interest due and payable starting on January 1, 2019 and for each of the eleven (11) months thereafter; and (v) issued a promissory note (the “WW Broker Promissory Note”) to a broker in the principal amount of $80,000 with a 2% interest rate per annum with the entire principal and accrued interest due and payable on December 17, 2018. As of March 31, 2019, approximately $55,000 remains outstanding under the WW Broker Promissory Note. A company controlled by John Sosville (a member of the Boar) will receive total payments of $500,000 for his representation of the WW Owners in the Layer Six transaction. The Company will pay a total of $100,000 of this amount directly, with $20,000 having been paid at closing, and an additional $10,000 having been paid through December 31, 2018. The remaining $400,000 will be paid by the WW Owners which includes Messrs. Lindauer and Bartholomew. Subsequent to December 31, 2018, the Company paid an additional $19,500 to a company controlled by Mr. Sosville. Subsequently, the Company entered into employment agreements with the following employees of Layer Six: (1) David Lindauer, to serve as Chief Technology Officer of the Company with a base salary of $150,000 per year and the right to receive a stock award with a value of $80,000 on January 1st of each year (not yet issued as of August 12, 2019); (2) Tyler Bartholomew, to serve as Digital Strategist of the Company with a base salary of $150,000 per year; and (3) Bill Anders, to serve as Marketing Coordinator of the Company with a base salary of $150,000 per year. As of May 9, 2019, Mr. Anders is no longer an employee of the Company.

WW enables consumers to rate cannabis dispensaries and then presents this information in easy-to-use formats for consumers to make educated purchasing decisions at their local dispensary. WW helps users search, discover and share marijuana businesses in their community. Once a person creates an account with WW, they are able to discover local dispensaries, deliveries, doctors, pre-order purchases online, search local specials and events, and review, favorite & share your favorite businesses.

WW also has a mobile app designed to help users search, locate, and review strains and trusted medical/recreational marijuana dispensaries, delivery services, and doctors. Users can filter results based on distance on a map or identify businesses based on certain criteria. Users must be at least 17 years old to download this mobile app.

WW generates revenue by charging dispensaries listing fees and transaction fees for services related to the WW website and mobile platform.

On March 8, 2019, the Company entered into an Asset Purchase Agreement (the “Infusionz Asset Purchase Agreement”) with Infusionz, LLC, a Colorado limited liability company (“Infusionz”), pursuant to which the Company acquired all of the assets of Infusionz. As consideration for the acquisition the Company: (i) issued a note (the “Infusionz Note”) in the principal amount of $2,400,000 with a 3% interest rate per annum, due in 24 equal monthly payments beginning in June 2019; and (ii) issued 147,250,382 shares of our common stock in the fair value of $2,600,000. The Company also agreed to fund the new subsidiary with $300,000 in cash within two months of the acquisition date. The acquisition closed on March 9, 2019. As part of the asset purchase transaction with Infusionz, a company controlled by Mr. Sosville will be paid a fee of $150,000 for his representation of the sellers of Infusionz.

In connection with the Infusionz Asset Purchase Agreement, the Company entered into employment agreements with two employees of Infusionz. The employees will receive a combined total salary of $270,000 per year over the two year term of the agreement, with automatic one year renewals thereafter. The Company agreed to issue stock options with a total combined value of $2,000,000, with portions to be vested immediately upon execution of the agreement, and others vesting monthly over the term. The options will have a 10 year term, and an exercise price based on the closing price of the Company’s stock at the execution of the agreement. The employment agreements also provide for combined earn out payments of up to $2,000,000 over a period of four years depending on sales targets being met.

Infusionz focuses on a modern, holistic approach to healthy living through research and development of hemp extracts. Since 2016, Infusionz has fully dedicated themselves to delivering consistent, quality infused products to ensure customers receive pure, reliable options on the market. Infusionz also supports two sub-brands Terpy J’s (hemp joints) and Saucey Boss (CBD concentrates), wholesale products via distributors and retailers and contract manufacturing solutions for bulk and private label.

As a result of the acquisition of Infusionz business in March 2019, the Company began recognizing revenue related to the sale of cannabinoid products through the Infusionz website and its existing customer base.

CBD is the abbreviation for cannabidiol. In April 2018, the Company formed Pura Vida Vitamins, LLC, a wholly-owned subsidiary. In July 2018, the Company reorganized the entity to be a joint venture in which it owns 50% (“Pura Vida”). Pura Vida has developed an online retail business for CBD, hemp oil and health/wellness related products. Through our online retail business, we will offer a broad range of what we believe will be price-competitive products, including, but not limited to traditional vitamins, supplements, CBD based tinctures, vapes, and soft-gels. The Company has not generated any revenue through sales of these products through March 31, 2019. As of August 8, 2019, the Company entered into a separation agreement (the “Separation Agreement”) with Pura Vida whereby pursuant to the Separation Agreement, the Company sold its remaining 50% ownership interests in Pura Vida to Pura Vida Health LLC, leaving Pura Vida Health LLC as Pura Vida’s sole owner and only member in exchange for One Hundred Sixty Thousand Dollars ($160,000) (the “PV Purchase Price”). The PV Purchase Price shall be paid as follows: (i) Twenty Thousand Dollars ($20,000) cash to be paid to an escrow agent whereby upon the satisfaction of the occurrence of certain events, the Twenty Thousand Dollars ($20,000) is to be released to the Company (this Twenty Thousand Dollars ($20,000) and credited against the promissory note; (ii) the issuance of a promissory note in the principal amount of Ninety Five Thousand Dollars ($95,100) whereby the note will accrue interest at a rate of 10% per annum, but only on the Seventy Five Thousand One Hundred Dollars ($75,100) portion of the note; and (iii) Sixty Five Thousand Dollars ($65,000) cash payment no later than twelve (12) months from the date of the Separation Agreement. The principal and interested on the promissory note shall be paid on a monthly basis starting on August 15, 2019 and for the next eleven (11) months thereafter. The Separation Agreement marked the conclusion of the Joint Venture between the parties. None of these payments have been made as of the date of this filing.

Products and services will be sold through our Internet website located at www.puravidavitamins.com (the “Website”). Information contained on the Website does not constitute part of this registration statement. The Website is an online store whose merchandise includes hemp related products, CBD related products, and additional products focusing on health and lifestyle.

We currently carry CBD tinctures, in various flavor profiles, vapes and gummies. We are currently advertising through social media outlets such as Twitter and Instagram, in an effort to attract customers with product specific advertisements or posts.

We believe that each additional brand, category or product that we add to our platform adds negligible server hosting costs. It also allows us to have a virtual presence and exposure to every regulated cannabis market without establishing a costly physical presence in each state. This minimizes the costs of scaling and required capital while, at the same time, offering a direct role in the cannabis industry without ever touching the plant itself.

We are a startup company in the cannabis industry. Our focus is to create online sales and marketing initiatives to build a dominant brand. We are in the process of acquiring trademarks relative to our products. Through our relationships with suppliers, raw materials and related products are readily available to us. All supply will come domestically with white label agreements when needed. We have an online marketing program in place to drive a fast paced growth plan. Orders will be handled online and shipped via appropriate carriers from our inventory fulfillment center. No drop shipping is expected during initial launch phases. Customers for CBD/hemp products expect the highest of quality and consistency and pricing is based on those levels. We expect to be price and quality competitive on the higher end of that scale. All product quality is 100% customer satisfaction guaranteed and products not deemed to be of quality can be returned for a refund. Quality and consistency of quality are needed to avoid returned product issues which could result in financial liability. An online payment gateway is being established with a backup vendor is being put in place as well.

Our target customers are consumers and businesses who seek quality CBD/hemp oil and wellness products at competitive prices. We intend to regularly change our product assortment to meet the evolving preferences of our customers and current trends. Our products will include, among others, CBD based items and, to some extent, traditional vitamins and supplements.

Our Products

The Company offers a broad range of products, including traditional vitamins, supplements, and CBD-based tinctures, vapes and soft gels through the Infusionz business acquired in March 2019.

Our raw materials are sourced through wholesale manufacturers and brokers.

Our principal suppliers are:

●	Americas Finest CBD

●	Treehouse Bio

●	Hammer Enterprises

●	CBD Distillery

Each supplier maintains its headquarters in Colorado, a state which provides for medicinal and recreational use of cannabis under certain circumstances.

With the exception of CBD Distillery, we take the materials purchased from our providers and use different formulas and material combinations to produce and manufacture our own products. If one of our principal suppliers were to cease business operations, we may be unable to, or have difficulty replacing the materials provided to us or have difficulty purchasing them at comparable prices. We use a diverse and broad range of raw materials in the manufacturing of our products. We purchase all of our raw materials and select items, such as packaging, from external suppliers.

As per regulatory requirements, all Pura Vida Vitamins CBD and Full Spectrum Hemp products (both sold on the Pura Vida website) and all Saucey Boss labeled products (sold on the CBD Infusionz website) that we sell contain less than .03% Tetrahydrocannabinol (THC) content (the main psychoactive compound in marijuana) and are legal in all 50 states. These products are not used by or sold to persons under the age of 18. The products and the claims made about specific products on or through our websites have not been evaluated by the United States Food and Drug Administration.

We will compete primarily based on:

●	Quality customer experience with an emphasis on price, value, and assortment of products delivered in a personalized format with the convenience of our mobile app, and with the benefits of customer care;

●	Our intention to develop long-term mutually beneficial relationships with our suppliers; and

We will also make direct sales of our own inventory shipped from our warehouse.

Our team of customer service representatives assists customers by telephone, instant online chat and e-mail. We also derive revenue from other businesses advertising products or services on our Website.

Most of our sales will be primarily to customers located in the United States. As of the date of this filing, no sales had been made. Please see “Recent Acquisitions” for a description of the Separation Agreement by and between the Company and Pura Vita Health LLC.

Retail direct business

Our retail business includes sales made to individual consumers and businesses from our owned inventory which are fulfilled primarily from our warehouse. We have a leased warehouse with ample space, located in Denver, Co.

We do not expect revenues to be heavily seasonal.

Generally, we require authorization from credit card or other payment vendors whose services we offer to our customers or verification of receipt of payment, before we ship products to consumers or business purchasers.

Distribution

We distribute our products through direct and indirect channels of distribution. We have indirect distribution channels in the U.S. with traditional shipping methods such as the United States Postal Service, Fedex and UPS.

Growth Strategies for Our E-Commerce Business

Our growth strategies for our e-commerce business include:

Investing in branding and marketing We believe that some of our direct competitors spend significantly higher percentages of their revenue on marketing, and that we need to increase our branding and marketing expenditures in order to increase our market share in the e-commerce health and wellness market, and educate consumers about our current position as an online retailer offering a wide assortment of health, wellness, CBD/hemp oil products with reasonable prices, and with a high level of customer service.

Investing in distribution facilities In addition to our one leased warehouse, we want to invest in additional distribution facilities to speed shipping and improve our customer service. We believe that by adding additional distribution facilities we can improve our customers' shopping experience.

Expand investment in technology platforms - We continue to invest in building and acquiring platforms that automate vendor management, product pricing, website personalization and search relevance. We want to make additional investments in automation, technology and engineering resources because we believe they can improve our customers' shopping experience.

We currently have more than 100 products available on our websites for Pura Vida Vitamins and CBD Infusionz. We believe that private label brands can generate significant brand equity and customer loyalty. Please see “Recent Acquisitions” for a description of the Separation Agreement by and between the Company and Pura Vita Health LLC regarding the sale of Pura Vida Vitamins.

We believe that our competitors, including, CW Hemp and CV Sciences, operate with more capital than we have.

Our ability to pursue some or all of these plans, and the extent to which we would envision them, will depend on the resources we have available, and may require significantly more capital than we currently have.

Manufacturer, Supplier and Distribution Relationships

Our manufacturers, distributors, or other suppliers will regularly communicate to us the quantity of products that are held in reserve for us. Although our contracts grant us actionable rights to such products, our contracts do not guarantee the availability of those products for a set duration. Our manufacturer, distributors, and supplier relationships are based on experience with manufacturers, distributors, and other suppliers and do not obligate or entitle us to receive merchandise on a long-term or short-term basis. Our manufacturer, distributor, and supplier relationships are generally non-exclusive and we retain the right to select and change our suppliers at our discretion. In our direct business, we purchase the products from manufacturers, distributors, or other suppliers using standard purchase orders. Generally, manufacturers, distributors, and suppliers do not control the terms under which products are sold through our Website.

Products

The Shopping section of the Website is organized into product and service lines or featured categories, including CBD Gummies, CBD Oils and Extracts, CBD Vapes and Vape Oils, numerous edibles, pre rolls, creams, etc... From time to time we may reorganize our departments and/or categories to better reflect our current product offerings.

Sales and Marketing

We use a variety of methods to target our retail consumer audience, including online campaigns, such as advertising through keywords, product listing ads, display ads, search engines, affiliate marketing programs, social coupon websites, portals, banners, e-mail, direct mail, and viral and social media campaigns. We may also do brand advertising through television, radio, print ads, and event sponsorships.

Customer Service

We are committed to providing superior customer service. We have staffed our customer service department with dedicated in-house and outsourced professionals who respond to phone, instant online chat, and e-mail inquiries on products, ordering, shipping status, returns, and other areas of customer inquiry.

Technology

We use internally developed Websites and a combination of proprietary technologies and commercially available licensed technologies and solutions to support our operations. We use the services of multiple telecommunications companies to obtain connectivity to the Internet. Currently, we have outsourced the functionality and maintenance of our computer infrastructure.

Competition

Competitors in the space include cwhemp.com and cvsciences.com. According to a report by Brightfield Group, it is estimated that CBD sales have already hit $820 million in 2017 and at growth rate over the next two years the market will cross the billion-dollar mark.

We compete with other online retailers and traditional retailers. Many of our current and potential competitors have greater brand recognition, longer operating histories, larger customer bases, and significantly greater financial, marketing, and other resources than we do. Further, any of them may enter into strategic or commercial relationships with larger, more established and well-financed companies, including exclusive distribution arrangements with our vendors or service suppliers that could deny us access to key products or needed services, or acquisitions of our suppliers or service providers, having the same effect. Many of them do or could devote greater resources to marketing and promotional campaigns and devote substantially more resources to their website and systems development than we do. Many have supply chain operations that decrease product shipping times to their customers, have options for in-store product pick-up, allow in-store returns, or offer other delivery and returns options that we do not have. New technologies, the continued enhancement of existing technologies, developments in related areas such as same-day product deliveries, and the development of proprietary delivery systems increase competitive pressures on us. We believe that many of our competitors operate with more capital and have more financial flexibility to invest in growth than we have.

Government Regulations

Marijuana is a Schedule-I controlled substance and is illegal under federal law. Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law.

A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse. The Department of Justice defines Schedule I controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.” If the federal government decides to enforce the Controlled Substances Act in the states which have legalized marijuana for recreational or medical use, persons that are charged with distributing, possessing with intent to distribute, or growing marijuana could be subject to fines and terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

As of June 13, 2019, 33 states and the District of Columbia allow their citizens to use medical marijuana. The recreational use of marijuana is legal in 10 states (Alaska, California, Colorado, Maine, Massachusetts, Michigan, Nevada, Oregon, Vermont, and Washington and the District of Columbia). These state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. At this time, the Company does not believe that President Trump and his administration will have a negative effect on the Company and its business operations. The Company believes there is overwhelming support for both recreational and medical cannabis use and there have been multiple bills introduced at the state level to provide support to the Cannabis industry in the event of action taken by President Trump and his administration.

However, any such change in the federal government’s enforcement of such current federal laws could cause significant financial damage to the Company and its shareholders. While the Company does not intend to harvest, distribute or sell cannabis, the Company may be irreparably harmed by a change in enforcement by the federal or state governments or the enactment of new and more restrictive laws.

Although the use of cannabis remains federally illegal, some of its derivative compounds have been approved by the Food and Drug Administration for prescription use. Cannabinoid drugs which have received FDA approval are Marinol (THC), Syndros (THC), Cesamet (nabilone), and Epidiolex (cannabidiol). For non-prescription use, cannabidiol derived from industrial hemp is legal at the federal level but legality (and enforcement) varies by state.

If a product we sell contains more than 0.3% delta-9 THC, it is considered ‘Marihuana and would be in Schedule 1 of the Controlled Substances Act).

Employees

We currently employ 7 total employees through Layer Six Media, Inc. all of whom are considered full-time and 47 total employees through CBD Infusionz, LLC, 44 of which are considered full-time. The employees are not part of a collective bargaining agreement and we believe labor relationships are good.

Recent Developments

On July 17, 2019, the Company received two majority written consents in lieu of a special meeting of the holders of the Common Stock (the “Written Consents”), as permitted by the Company’s Amended and Restated Articles of Incorporation, as amended (the “Certificate”). Via the Written Consents, the majority stockholders of the Company authorized the following: (i) the granting of discretionary authority to the Board of Directors, at any time or times for a period of 12 months after the date of the Written Consent, to adopt an amendment to the Certificate, to effect a reverse stock split at a ratio of a minimum of 1 to 5 and a maximum of 1 to 500, such ratio to be determined by the Board of Directors, or to determine not to proceed with the reverse stock split (the “Reverse Stock Split”); and (ii) the approval of an amendment to the Certificate increasing the number of shares of Common Stock the Company is authorized to issue from 975,000,000 to 4,000,000,000 as provided for herein (the “Increase in Authorized Shares”, and together with the Reverse Stock Split, the “Corporate Actions”). The Company has not yet effected the Corporate Actions.

Item 1A. Risk Factors.

You should carefully consider the risks described below together with all of the other information included in this registration statement before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment. In addition to other information in this registration statement and in other filings we make with the Securities and Exchange Commission, the following risk factors should be carefully considered in evaluating our business as they may have a significant impact on our business, operating results and financial condition. If any of the following risks actually occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. Because of the following factors, as well as other variables affecting our operating results, past financial performance should not be considered as a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods.

Risks Related to Our Business

WE ARE A DEVELOPING BUSINESS AND CAN MAKE NO ASSURANCES THAT WE WILL BE PROFITABLE.

We are a developing business and there can be no assurance at this time that we will operate profitably or that we will have adequate working capital to meet our obligations as they become due. Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

●	changes in the laws of federal and state governments;

●	our ability to raise capital as and when we need it;

●	our ability to continue to develop and extend our brand identity;

●	our ability to anticipate and adapt to a competitive market;

●	our ability to effectively manage expanding operations;

●	the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure;

●	our ability to deliver and maintain high quality products and services;

●	our dependence upon key personnel; and

●	our dependence upon the performance of associated businesses and third parties with whom we may conduct business with or invest.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected. See the Recent Acquisitions section herein for a description of the Company’s debt financing transactions. The Company may be unable to meet its financial obligations as they become due and may have to cease its business operations.

WE HAVE A LIMITED OPERATING HISTORY AND OPERATE IN A NEW INDUSTRY, AND WE MAY NOT SUCCEED.

We have a limited operating history and may not succeed. We are subject to all risks inherent in a developing business enterprise. Our likelihood of continued success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in the competitive and regulatory environment in which we operate. For example, the CBD industry is a new industry that as a whole may not succeed, particularly should the federal government change course and decide to prosecute those dealing in medical and recreational marijuana under federal law.

You should further consider, among other factors, the risks and uncertainties encountered by companies that, like us, are in their early stages. For example, unanticipated expenses, problems, and technical difficulties may occur and they may result in material delays in the operation of our business, in particular with respect to our services and products. We may not successfully address these risks and uncertainties or successfully implement our operating strategies. If we fail to do so, it could materially harm our business to the point of having to cease operations and could impair the value of our capital stock to the point investors may lose their entire investment.

OUR CONTINUED SUCCESS IS DEPENDENT ON ADDITIONAL STATES LEGALIZING MEDICAL AND RECREATIONAL MARIJUANA.

Continued development of the medical and recreational marijuana market is dependent upon continued legislative authorization of marijuana at the state level. Any number of factors could slow or halt the progress. Further, progress, while encouraging, is not assured and the process normally encounters set-backs before achieving success. While there may be ample public support for legislative proposal, key support must be created in the legislative committee or a bill may never advance to a vote. Numerous factors impact the legislative process. Any one of these factors could slow or halt the progress and adoption of marijuana for recreational and medical purposes, which would limit the market for our products and negatively impact our business and revenues.

THE ALTERNATIVE MEDICINE INDUSTRY FACES STRONG OPPOSITION WHICH MAY HAVE AN ADVERSE IMPACT ON OUR BUSINESS OPERATIONS.

It is believed by many that well-funded, significant businesses may have a strong economic opposition to the medical marijuana industry as currently formed. We believe that the pharmaceutical industry does not want to cede control of any compound that could become a strong selling drug. For example, medical marijuana will likely adversely impact the existing market for Marinol, the current “marijuana pill” sold by mainstream pharmaceutical companies. Further, the medical marijuana industry could face a material threat from the pharmaceutical industry should marijuana displace other drugs or simply encroach upon the pharmaceutical industry’s market share for compounds such as marijuana and its component parts. The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement. Any inroads the pharmaceutical industry makes in halting or rolling back the medical marijuana movement could have a detrimental impact on the market for our products and thus on our business, operations and financial condition.

MARIJUANA REMAINS ILLEGAL UNDER FEDERAL LAW. EVEN IN THOSE JURISDICTIONS IN WHICH THE USE OF MEDICAL MARIJUANA HAS BEEN LEGALIZED AT THE STATE LEVEL, ITS USE AND PRESCRIPTION ARE VIOLATIONS OF FEDERAL LAW WHICH MAY DISRUPT THE ON GOING BUSINESS OF THE COMPANY.

Although we do not sell marijuana or have any operations that directly work with the marijuana plant, we may be deemed to assist in facilitating the selling or distribution of marijuana in violation of the federal Controlled Substances Act. Marijuana remains illegal under federal law. It is a schedule-I controlled substance. Even in those jurisdictions in which the use of medical and recreational marijuana have been legalized at the state level, its prescription and sale is a violation of federal law. The United States Supreme Court has ruled in United States v. Oakland Cannabis Buyers Coop. and Gonzales v. Raich that it is the federal government that has the right to regulate and criminalize cannabis, even for medical and recreational purposes. Therefore, federal law criminalizing the use of marijuana trumps state laws that legalize its use for medicinal and recreational purposes. At this time, the states are standing against the federal government, maintaining existing laws and passing new ones in this area. Currently, the Company does not believe that President Trump and his administration will have a negative effect on the Company and its business operations. The Company believes there is overwhelming support for both recreational and medical cannabis use and there have been multiple bills introduced at the state level to provide support to the Cannabis industry in the event of action taken by President Trump and his administration. A change in the federal attitude towards enforcement could cripple the industry. The legal cannabis industry is our target market, and if this industry is unable to operate, we would lose the majority of our potential clients, which would have a negative impact on our business, operations and financial condition.

OUR BUSINESS IS DEPENDENT UPON CONTINUED MARKET ACCEPTANCE BY CONSUMERS.

We are substantially dependent on continued market acceptance of our products and services by consumers. Although we believe that the use of our products and services in the United States will gain consumer acceptance, we cannot predict the future growth rate and size of this market.

IF WE ARE ABLE TO EXPAND OUR OPERATIONS, WE MAY BE UNABLE TO SUCCESSFULLY MANAGE OUR FUTURE GROWTH.

If we are able to expand our operations in the United States and in other countries where we believe our products and services will be successful, as planned, we may experience periods of rapid growth, which will require additional resources. Any such growth could place increased strain on our management, operational, financial and other resources, and we will need to train, motivate, and manage employees, as well as attract management, sales, finance and accounting, international, technical, and other professionals. In addition, we will need to expand the scope of our infrastructure and our physical resources. Any failure to expand these areas and implement appropriate procedures and controls in an efficient manner and at a pace consistent with our business objectives could have a material adverse effect on our business and results of operations.

THE COMPANY’S SERVICES ARE NEW AND ITS INDUSTRY IS EVOLVING.

You should consider the Company’s prospects in light of the risks, uncertainties and difficulties frequently encountered by companies in their early stage of development, particularly companies in the rapidly evolving legal cannabis industry. To be successful in this industry, the Company must, among other things:

●	develop and introduce functional and attractive service offerings;

●	attract and maintain a large base of consumers;

●	increase awareness of the Company brand and develop consumer loyalty;

●	establish and maintain strategic relationships with distribution partners;

●	respond to competitive and technological developments;

●	build an operations structure to support the Company business; and

●	attract, retain and motivate qualified personnel.

The Company cannot guarantee that it will succeed in achieving these goals, and its failure to do so would have a material adverse effect on its business, prospects, financial condition and operating results.

As is typical in a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Because the market for the Company is new and evolving, it is difficult to predict with any certainty the size of this market and its growth rate, if any. The Company cannot guarantee that a market for the Company will develop or that demand for Company services will emerge or be sustainable. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, the Company’s business, financial condition and operating results would be materially adversely affected.

THERE COULD BE UNIDENTIFIED RISKS INVOLVED WITH AN INVESTMENT IN OUR SECURITIES.

The foregoing risk factors are not a complete list or explanation of the risks involved with an investment in the securities. Additional risks will likely be experienced that are not presently foreseen by the Company. Prospective investors must not construe this the information provided herein as constituting investment, legal, tax or other professional advice. Before making any decision to invest in our securities, you should read this entire prospectus and consult with your own investment, legal, tax and other professional advisors. An investment in our securities is suitable only for investors who can assume the financial risks of an investment in the Company for an indefinite period of time and who can afford to lose their entire investment. The Company makes no representations or warranties of any kind with respect to the likelihood of the success or the business of the Company, the value of our securities, any financial returns that may be generated or any tax benefits or consequences that may result from an investment in the Company.

WHILE NO CURRENT LAWSUITS ARE FILED AGAINST THE COMPANY, THE POSSIBILITY EXISTS THAT A CLAIM OF SOME KIND MAY BE MADE IN THE FUTURE.

While no current lawsuits are filed against us, the possibility exists that a claim of some kind may be made in the future. While we will work to ensure high product and service quality and accuracy, no assurance can be given that some claims for damages will not arise. At this time we do not carry product liability insurance. We cannot make any assurances that we will obtain such product liability insurance, and if obtained, if such product liability insurance will completely cover any potential claims against the Company.

IF WE FAIL TO ESTABLISH AND MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROL, WE MAY NOT BE ABLE TO REPORT OUR FINANCIAL RESULTS ACCURATELY OR TO PREVENT FRAUD. ANY INABILITY TO REPORT AND FILE OUR FINANCIAL RESULTS ACCURATELY AND TIMELY COULD HARM OUR REPUTATION AND ADVERSELY IMPACT THE FUTURE TRADING PRICE OF OUR COMMON STOCK.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.

We currently have insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements. Additionally, there is a lack of formal process and timeline for closing the books and records at the end of each reporting period and such weaknesses restrict the Company’s ability to timely gather, analyze and report information relative to the financial statements.

Because of the Company’s limited resources, there are limited controls over information processing. There is inadequate segregation of duties consistent with control objectives. Our Company’s management is composed of a small number of individuals resulting in a situation where limitations on segregation of duties exist. In order to remedy this situation we would need to hire additional staff. Currently, the Company is unable to hire additional staff to facilitate greater segregation of duties but will reassess its capabilities during this fiscal year.

Risks Related to Our Common Stock

OUR SHARES OF COMMON STOCK HAVE LIMITED TRADING AND THERE CAN BE NO ASSURANCE THAT THERE WILL BE AN ACTIVE MARKET FOR OUR SHARES OF COMMON STOCK EITHER NOW OR IN THE FUTURE.

Our shares of common stock have limited trading, and the price if traded may not reflect our value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. The market liquidity will be dependent on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock or because we are involved in the legal cannabis industry, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for any loans.

WE MAY BE SUBJECT TO PENNY STOCK RULES WHICH WILL MAKE THE SHARES OF OUR COMMON STOCK MORE DIFFICULT TO SELL.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares common stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker- dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our common stock. As long as our shares of common stock are subject to the penny stock rules, the holders of such shares of common stock may find it more difficult to sell their securities.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS.

We have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, investors will only realize an economic gain on their investment in our common stock if the price appreciates. Investors should not purchase our common stock expecting to receive cash dividends. Because we do not pay dividends, and there may be limited trading, investors may not have any manner to liquidate or receive any payment on their investment. Therefore, our failure to pay dividends may cause investors to not see any return on investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds, which could affect our ability to expand our business operations.

WE HAVE A LIMITED OPERATING HISTORY.

The Company was incorporated under the laws of the State of Nevada in 1998 and has engaged in limited operations to date. Accordingly, the Company has only a limited operating history with which you can evaluate its business and prospects. An investor in the Company must consider its business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early-stage companies, including limited capital, delays in product development, possible marketing and sales obstacles and delays, inability to gain customer and merchant acceptance or inability to achieve significant distribution of our products and services to customers. The Company cannot be certain that it will successfully address these risks. Its failure to address any of these risks could have a material adverse effect on its business.

WE MAY BECOME SUBJECT TO LEGAL PROCEEDINGS THAT COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR FINANCIAL POSITION AND RESULTS OF OPERATIONS.

From time to time and in the ordinary course of our business, we and certain of our subsidiaries may become involved in various legal proceedings. All such legal proceedings are inherently unpredictable and, regardless of the merits of the claims, litigation may be expensive, time-consuming and disruptive to our operations and distracting to management. If resolved against us, such legal proceedings could result in excessive verdicts, injunctive relief or other equitable relief that may affect how we operate our business. Similarly, if we settle such legal proceedings, it may affect how we operate our business. Future court decisions, alternative dispute resolution awards, business expansion or legislative activity may increase our exposure to litigation and regulatory investigations. In some cases, substantial noneconomic remedies or punitive damages may be sought. Although we maintain liability insurance coverage, there can be no assurance that such coverage will cover any particular verdict, judgment or settlement that may be entered against us, that such coverage will prove to be adequate or that such coverage will continue to remain available on acceptable terms, if at all. If we incur liability that exceeds our insurance coverage or that is not within the scope of the coverage in legal proceedings brought against us, it could have an adverse effect on our business, financial condition and results of operations.

●	Certification, licensing or regulatory requirements;

●	Unexpected changes in regulatory requirements;

●	Changes to or reduced protection of intellectual property rights in some countries.

WE INTEND TO CONTINUE STRATEGIC BUSINESS ACQUISITIONS AND OTHER COMBINATIONS, WHICH ARE SUBJECT TO INHERENT RISKS.

In order to expand our solutions, services, and grow our market and client base, we may continue to seek and complete strategic business acquisitions and other combinations that we believe are complementary to our business. Acquisitions have inherent risks which may have a material adverse effect on our business, financial condition, operating results or prospects, including, but not limited to: 1) failure to successfully integrate the business and financial operations, services, intellectual property, solutions or personnel of an acquired business and to maintain uniform standard controls, policies and procedures; 2) diversion of management’s attention from other business concerns; 3) entry into markets in which we have little or no direct prior experience; 4) failure to achieve projected synergies and performance targets; 5) loss of clients or key personnel; 6) incurrence of debt or assumption of known and unknown liabilities; 7) write-off of software development costs, goodwill, client lists and amortization of expenses related to intangible assets; 8) dilutive issuances of equity securities; and, 9) accounting deficiencies that could arise in connection with, or as a result of, the acquisition of an acquired company, including issues related to internal control over financial reporting and the time and cost associated with remedying such deficiencies. If we fail to successfully integrate acquired businesses or fail to implement our business strategies with respect to these acquisitions, we may not be able to achieve projected results or support the amount of consideration paid for such acquired businesses.

WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH AND MARKETING STRATEGY SUCCESSFULLY OR ON A TIMELY BASIS OR AT ALL.

Our future success depends, in large part, on our ability to implement our growth strategy of expanding distribution and sales of our product portfolio, attracting new consumers and introducing new product lines and product extensions.

Our sales and operating results will be adversely affected if we fail to implement our growth strategy or if we invest resources in a growth strategy that ultimately proves unsuccessful.

OUR STOCK PRICE MAY BE VOLATILE OR MAY DECLINE REGARDLESS OF OUR OPERATING PERFORMANCE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

The market price of our common stock may fluctuate widely in response to various factors, some of which are beyond our control, including:

●	market conditions or trends in the dietary supplement industry or in the economy as a whole;

●	actions by competitors;

●	actual or anticipated growth rates relative to our competitors;

●	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

●	economic, legal and regulatory factors unrelated to our performance;

●	any future guidance we may provide to the public, any changes in such guidance or any difference between our guidance and actual results;

●	changes in financial estimates or recommendations by any securities analysts who follow our common stock;

●	speculation by the press or investment community regarding our business;

●	litigation;

●	changes in key personnel; and

●	future sales of our common stock by our officers, directors and significant shareholders.

In addition, the stock markets, including the over-the-counter markets where we are quoted, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These broad market fluctuations may materially affect our stock price, regardless of our operating results. Furthermore, the market for our common stock historically has been limited and we cannot assure you that a larger market will ever be developed or maintained. The price at which investors purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, these factors may make it more difficult or impossible for you to sell our common stock for a positive return on your investment. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

FUTURE SALES OF SHARES OF OUR COMMON STOCK, OR THE PERCEPTION IN THE PUBLIC MARKETS THAT THESE SALES MAY OCCUR, MAY DEPRESS OUR STOCK PRICE.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock. In addition, if our significant shareholders sell a large number of shares, or if we issue a large number of shares, the market price of our stock could decline. Any issuance of additional common stock by us in the future, or warrants or options to purchase our common stock, if exercised, would result in dilution to our existing shareholders. Such issuances could be made at a price that reflects a discount or a premium to the then-current trading price of our common stock. Moreover, the perception in the public market that shareholders might sell shares of our stock or that we could make a significant issuance of additional common stock in the future could depress the market for our shares. These sales, or the perception that these sales might occur, could depress the market price of our common stock or make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST DUE TO THE FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

We do not have sufficient funds to finance the growth of or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including tax equity financing transactions or sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 975,000,000 shares of common stock. The potential issuance of such additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

OUR EXECUTIVE OFFICERS AND DIRECTORS, INCLUDING OUR CEO AND CHAIRMAN MR. TRIANT AND HIS AFFILIATES, POSSESS SIGNIFICANT VOTING POWER WITH RESPECT TO OUR COMMON STOCK, WHICH WILL LIMIT YOUR INFLUENCE ON CORPORATE MATTERS.

As of August 12, 2019, our directors and executive officers collectively beneficially own 100% of the issued and outstanding Preferred A Shares.

As a result, our insiders have the ability to significantly influence our management and affairs through the election and removal of our Board and all other matters requiring stockholder approval, including any future merger, consolidation or sale of all or substantially all of our assets. This concentrated voting power could discourage others from initiating any potential merger, takeover or other change-of-control transaction that may otherwise be beneficial to our stockholders. Furthermore, this concentrated control will limit the practical effect of your influence over our business and affairs, through any stockholder vote or otherwise. Any of these effects could depress the price of our common stock.

OUR ARTICLES OF INCORPORATION GRANTS OUR BOARD THE POWER TO ISSUE ADDITIONAL SHARES OF COMMON AND PREFERRED SHARES AND TO DESIGNATE OTHER CLASSES OF PREFERRED SHARES, ALL WITHOUT STOCKHOLDER APPROVAL.

Our authorized capital consists of 975,000,000 shares of common stock and 35,000,000 shares are authorized as preferred stock. Our Board, without any action by our stockholders, may designate and issue shares of preferred stock in such series as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights, provided it is consistent with Nevada law.

The rights of holders of our preferred stock that may be issued could be superior to the rights of holders of our shares of common stock. The designation and issuance of shares of capital stock having preferential rights could adversely affect other rights appurtenant to shares of our common stock. Furthermore, any issuances of additional stock (common or preferred) will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.

Item 2. Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This registration statement on Form 10 and other reports filed by the Company from time to time with the SEC (collectively, the Filings ) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words anticipate, believe, estimate, expect, future, intend, plan, or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to the Company’s business, industry, and the Company’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States ( GAAP ). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this report.

General

The following is a discussion by management of its view of the Company’s business, financial condition, and corporate performance for the past year. The purpose of this information is to give management’s recap of the past year, and to give an understanding of management’s current outlook for the near future. This section is meant to be read in conjunction with the Financial Statements of this Registration Statement.

Overview

Results of Operations

Below is a summary of the results of operations for the years ended December 31, 2018 and 2017.

	For the Year ended December 31,
	2018	2017		$ Change		% Change
Revenue	$265,573	$		$		100.00%
Cost of revenue	(277,769)					100.00%
Gross loss	(12,196)					100.00%

Operating expenses
Professional fees	115,446		12,253		103,193	842.2%
General & administrative	1,432,837		16,961		1,415,876	8,347.8%
Total operating expenses	1,548,283		29,214		1,519,069	5,199.8%

Other income (expense)
Interest expense	(37,900)		(3,664)		34,236	934.4%
Net income (loss)	$(1,598,379)		(32,878)		1,565,501	4,761.5%

Gross Loss

Gross loss increased by ($12,196) for the year ended December 31, 2018, compared to the same period in 2017, due to the acquisition of Layer Six in September 2018. The gross loss is primarily due to the amortization expense associated with the fair value estimate of the acquired software platform.

Operating expenses

Operating expenses increased by $1,519,069 for the year ended December 31, 2018, compared to the same period in 2017, listed below are the major changes to operating expenses:

Professional fees increased by $103,193 for the year ended December 31, 2018, compared to the same period in 2017, primarily due to additional legal fees from the Company’s fundraising activities in 2018 and increased costs associated with being a public company.

General and administrative expenses increased by $1,415,876 for the year ended December 31, 2018, compared to the same period in 2017, primarily due to an increase in stock-based compensation of $580,000, an increase in investor relations expense related to fundraising efforts of $228,650, amortization expense of $126,729 from the intangible assets recognized as a result of the acquisition in September 2018, and $140,994 in payroll costs from the Company’s new employees.

Other income (expense)

Other income (expense) increased by $34,236 for the year ended December 31, 2018, compared to the same period in 2017, primarily as a result of interest expense on the notes payable issued to finance the asset purchase agreement executed in September 2018.

Below is a summary of the results of operations for the three months ended March 31, 2019 and 2018.

	For the Three Months Ended March 31,
	2019	2018		$ Change	% Change
Revenue	$559,259	$		$559,259	100.00%
Cost of revenue	(426,084)			(426,084)	100.00%
Gross Profit	133,175			133,175	100.00%

Operating expenses
Professional fees	74,926		25,901	49,025	189.3%
General & administrative	1,473,489		8,218	1,465,271	17,830.0%
Total operating expenses	1,548,415		34,119	1,514,296	4,438.3%

Other income (expense)
Interest expense	(153,870)		(1,524)	152,346	9,996.5%
Net income (loss)	$(1,569,110)		(35,643)	1,533,467	4,302.3%

Gross Profit

Gross profit increased by $133,175 for the three months ended March 31, 2019, compared to the same period in 2018, due to the acquisition of Layer Six in September 2018 and the acquisition of Infusionz, LLC in March 2019.

Operating expenses

Operating expenses increased by $1,514,296 for the three months ended March 31, 2019, compared to the same period in 2018, listed below are the major changes to operating expenses:

Professional fees increased by $49,025 for the three months ended March 31, 2019, compared to the same period in 2018, primarily due to additional legal fees from the Company’s fundraising activities in 2018 and increased costs associated with being a public company.

General and administrative expenses increased by $1,465,271 for the three months ended March 31, 2019, compared to the same period in 2018, primarily due to an increase in stock-based compensation of $796,808, an increase in investor relations expense related to fundraising efforts of $184,473, amortization expense of $108,625 from the intangible assets recognized as a result of the acquisition in September 2018, and $220,884 in payroll costs from the Company’s new employees.

Other income (expense)

Other income (expense) increased by $152,346 for the three months ended March 31, 2019, compared to the same period in 2018, primarily as a result of interest expense on the notes payable issued to finance the asset purchase agreement executed in September 2018 and March 2019.

Liquidity and Capital Resources

The following is a summary of the cash and cash equivalents as of March 31, 2019 and the years ended December 31, 2018 and 2017.

	As of
	March 31, 2019	December 31, 2018	$ Change
Cash and cash equivalents	$240,404	$12,463	$227,941

	As of December 31,
	2018	2017	$ Change
Cash and cash equivalents	$12,463	$	$12,463

Summary of Cash Flows

Below is a summary of the Company’s cash flows for the three months ended March 31, 2019 and 2018, and the years ended December 31, 2018 and 2017.

	Three Months Ended March 31,	Three Months Ended March 31,	For the Year ended December 31,
	2019	2018	2018	2017
Net cash used in operating activities	$(326,828)	$	$(690,977)	$
Net cash used by investing activities			(182,068)
Net cash provided by financing activities	$554,769	$	885,508
Net increase in cash and cash equivalents	$227,941	$	$12,463	$

Operating activities

Net cash used in operating activities was $326,828 for the three months ended March 31, 2019, as compared to net cash used in operating activities of $0 during the same period in 2018. The current period cash outflows relate to the increase in operations of the Company during 2019, primarily related to payroll costs, professional fees and investor relations costs. The Company’s net loss of $1,569,110 included a total of $221,396 of non-cash depreciation and amortization, $796,808 of stock-based compensation expense and $14,531 of amortization of debt discount and deferred financing costs.

Net cash used in operating activities was $690,977 for the year ended December 31, 2018, as compared to net cash used in operating activities of $0 during the same period in 2017. The current period cash outflows relate to the increase in operations of the Company during 2018, primarily related to payroll costs, professional fees and investor relations costs. The Company’s net loss of $1,598,379 included a total of $258,246 of non-cash depreciation and amortization and $580,000 of stock-based compensation expense.

Investing activities

There were no cash flows from investing activities for the three months ended March 31, 2019 or 2018.

Net cash used by investing activities was $182,068 for the year ended December 31, 2018, as compared to net cash provided by investing activities of $0 during the same period in 2017. This increase is primarily due to $170,000 paid to acquire Layer Six Media, and $12,068 for fixed asset purchases.

Financing activities

Net cash provided by financing activities was $554,769 for the three months ended March 31, 2019, as compared to net cash provided by financing activities of $0 during the same period in 2018. The current period amounts consist of $721,000 in net proceeds from sale of common stock, and $50,000 of proceeds from a note payable entered into. The Company paid a total of $212,687 against its various debt instruments during the three months ended March 31, 2019 and paid $3,544 in deferred financing costs.

Net cash provided by financing activities was $885,508 for the year ended December 31, 2018, as compared to net cash provided by financing activities of $0 during the same period in 2017. The current period amounts consist of $600,960 in net proceeds from sale of common stock, $232,500 from sale of preferred stock, $70,025 in loans from a related party and $50,000 a note payable entered into. The Company paid a total of $64,208 against its various debt instruments during the year ended December 31, 2018, and paid $3,499 in deferred financing costs.

Going Concern

As of March 31, 2019, the Company had $240,404 of cash and had $559,259 of revenue during the three months ended March 31, 2019 to meets its ongoing operating expenses and liabilities of $6,739,712, of which $5,288,970 are due within 12 months. The Company also expects to incur additional annual cash operating expenses of between $4,400,000 and $4,800,000 based on current operations.

The financial statements for the three months ended March 31, 2019 and the years ended December 31, 2018 and 2017 have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company anticipates future losses in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and, or, obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with loans or contributions from related parties and, or, the sale of common stock. There is no assurance that this series of events will be satisfactorily completed.

Financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that may be necessary if the Company is unable to continue as a going concern.

Off-Balance Sheet Arrangements

As of March 31, 2019 and December 31, 2018, the Company had no off-balance sheet arrangements.

Unrecognized Tax Benefits

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. The Company has incurred net losses in past years and, therefore, has no tax liability.

The Company reported no uncertain tax liability as of March 31, 2019 and December 31, 2018 and expects no significant change to the uncertain tax liability over the next twelve months.

Derivative Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments and measurement of their fair value for accounting purposes. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

Stock Based Compensation

The Company applies Topic 718 “Share-Based Payments” (“Topic 718”) to share-based compensation, which requires the measurement of the cost of services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. Compensation cost is recognized when the event occurs. The Black-Scholes option-pricing model is used to estimate the fair value of options granted.

The Company accounts for equity-based transactions with non-employees under the provisions of ASC Topic No. 505-50, “Equity-Based Payments to Non-Employees” (“Topic No. 505-50”). Topic No. 505-50 establishes that equity-based payment transactions with non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, which was adopted on January 1, 2018. The Company primarily earns revenue from subscription services for its online and mobile cannabis services hub, www.wheresweed.com. This online and mobile service hub allows business to advertise their location and services offered, and allows users of the Company’s websites to locate nearby businesses. With the acquisition of Infusionz LLC assets during the three months ended March 31, 2019, Company also began the sales of cannabinoid-based products. Revenue is recognized when control of the goods or services are transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for the services. For its subscription services, revenue is recognized over the subscription period ratably, and for product sales revenue is recognized upon delivery to the customer. The Company has also developed an online retail business for CBD, hemp oil and health/wellness related products through the Pura Vida joint venture. The Company has not yet begun to sell inventory products through this online retail business as of March 31, 2019.

Revenue is recognized based on the following five step model:

-	Identification of the contract with a customer

-	Identification of the performance obligations in the contract

-	Determination of the transaction price

-	Allocation of the transaction price to the performance obligations in the contract

-	Recognition of revenue when, or as, the Company satisfies a performance obligation

Performance Obligations

Revenue related to subscriptions to the Company’s online services. Revenue is recognized on a ratable basis over the contract term beginning on the date that the service is made available to the customer. For contracts with multiple performance obligations, the Company allocates the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. The Company uses an observable price to determine the stand-alone selling price for separate performance obligations or a cost plus margin approach when one is not available. Historically the Company’s contracts have not had multiple performance obligations. The large majority of the Company’s performance obligations are recognized over a time period equal to the length of the subscription period, which is generally 30 days.

Sales, value add, and other taxes collected concurrent with revenue-producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. Payment terms between invoicing and when payment is due is less than one year. As of December 31, 2018, none of the Company’s contracts contained a significant financing component.

The Company elected the practical expedient to not adjust the amount of revenue to be recognized under a contract with an end user for the effects of time value of money when the timing difference between receipt of payment and recognition of revenue is less than one year.

Transaction Price Allocated to the Remaining Performance Obligations

The subscription revenue for its website services is collected up front for a 30 day period. At the end of each reporting period, the Company performs a calculation to determine the portion of that period for which services have not yet been provided. This amount is considered a contract liability and is recorded as deferred revenue. At December 31, 2018 and 2017, the Company had $43,207 and $0, respectively, in revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period. The Company expects to recognize all of its unsatisfied (or partially unsatisfied) performance obligations as revenue in the next twelve months.

Contract Costs

Costs incurred to obtain a customer contract are not material to the Company. The Company elected to apply the practical expedient to not capitalize contract costs to obtain contracts with a duration of one year or less, which are expensed and included within cost of goods and services.

Critical Accounting Estimates

Estimates are used to determine the amount of variable consideration in contracts, the standalone selling price among separate performance obligations and the measure of progress for contracts where revenue is recognized over time. The Company reviews and updates these estimates regularly.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, and short-term notes approximate fair value due to the relatively short period to maturity for these instruments.

New Accounting Pronouncements

In preparing the financial statements, management considered all new pronouncements through the date of the report.

In January 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-01, Financial Instruments Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 affects the accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements of financial instruments. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company adopted this standard as of January 1, 2018. The adoption of this standard did not have a significant impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under ASU 2016-02, an entity will be required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company adopted this standard on January 1, 2019, using the modified retrospective approach. The Company will recognized right of use assets and liabilities for any lease agreement with a lease term of greater than 12 months. The Company elected the practical expedient to not recognize short term leases on the balance sheet.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). This ASU applies to all entities that are required to present a statement of cash flows under Topic 230. The amendments provide guidance on eight specific cash flow issues and includes clarification on how these items should be classified in the statement of cash flows and is designed to help eliminate diversity in practice as to where items are classified in the cash flow statement. Furthermore, in November 2016, the FASB issued additional guidance on this Topic that requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with earlier application permitted for all entities. The Company adopted this standard as of January 1, 2018. The adoption of this standard did not have a significant impact on the Company’s financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the accounting for share-based payment awards issued to employees and nonemployees. Under ASU No. 2018-07, the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. In addition, the contractual term will be able to be used in lieu of an expected term in the option-pricing model for nonemployee awards. The Company adopted the provisions of the guidance on January 1, 2019 with no material impact on the Company’s consolidated financial statements and disclosures.

Effective January 1, 2018, the Company adopted the provisions of ASU 2017-01 “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”). ASU 2017-01 provides revised guidance to determine when an acquisition meets the definition of a business or alternatively should be accounted for as an asset acquisition. ASU 2017-01 requires that, when substantially all of the fair value of an acquisition is concentrated in a single identifiable asset or a group of similar identifiable assets, the asset or group of similar identifiable assets does not meet the definition of a business and therefore is required to be accounted for as an asset acquisition. Transaction costs will continue to be capitalized for asset acquisitions and expensed as incurred for business combinations. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements or results of operations.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

Item 3. Properties.

We maintain our current principal office at 4100 E Mississippi Ave, Suite 315, Denver, CO 80246. Our telephone number at this office is (855) 590-9949. In November 2018, the Company entered into a lease agreement for its current office space with monthly rent of $3,716. The lease agreement ends in March 2021.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

(a) Security ownership of certain beneficial owners.

The following table sets forth, as of August 12, 2019, the number of shares of common stock owned of record and beneficially by our executive officers, directors and persons who hold 5% or more of the outstanding shares of common stock of the Company.

The amounts and percentages of our common stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, each of the shareholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our common stock. Except as otherwise indicated, the address of each of the shareholders listed below is: c/o Golden Developing Solutions, Inc., 4100 E Mississippi Ave, Suite 315, Denver, CO 80246.

Applicable percentage ownership is based on 814,426,284 shares of common stock and 1 share of Series A Preferred Stock that were issued and outstanding as of August 12, 2019 and the 20,000,000 shares of common stock owed, but not yet issued to Mr. Trapasso, and the 4,210,526 shares of common stock owed, but not yet issued to Mr. Lindauer, that are accounted for in the Company’s audited financial statements for the fiscal year ended December 31, 2018 for a total amount of 838,636,810 shares of common stock and 1 share of Series A Preferred Stock. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of August 12, 2019.

Name and Address of Beneficial Owner	Common stock Owned Beneficially	Percent of Class	Series A Preferred Stock Owned Beneficially	Percent of Class
Named Executive Officers and Directors
Stavros Triant (1)	320,000,000	38.16%	1	100%
Vince Trapasso (2)	20,0000	2.38%
John Sosville
David Lindauer (3)	76,653,708	9.14%
Tyler Bartholomew	72,443,182	8.64%
Cyrus Rauofpur
Nick Kazerouni
All directors and officers as a group (7 persons)	484,886,364	58.32%	1	100%

5% or greater shareholders
Nathan Weinberg (4)	117,458,479	13.46%

* Less than 1%

(1)	Shares owned by Filakos Capital Investments, LLC, an entity over which Mr. Stavros has voting and investment control.

(2)	These 20,000,000 shares of common stock have not yet been issued to Mr. Trapasso. The shares are not include in the Company’s issued and outstanding amount as seen throughout this Registration Statement, but are accounted for, although not shown as issued on the Company’s audited financial statements for the fiscal year ended December 31, 2018.

(3)	This amount includes 4,210,526 shares of common stock have not yet been issued to Mr. Lindauer. The 4,210,526 shares of common stock are not include in the Company’s issued and outstanding amount as seen throughout this Registration Statement, but are accounted for, although not shown as issued on the Company’s audited financial statements for the fiscal year ended December 31, 2018.

(4)	Includes 83,560,174 shares of Common Stock and options to purchase 33,898,305 shares of Common Stock which are currently exercisable.

Item 5. Directors, Executive Officers.

The following table contains information with respect to our directors and executive officers. To the best of our knowledge, none of our directors or executive officers have an arrangement or understanding with any other person pursuant to which he or she was selected as a director or officer. There are no family relationships between any of our directors or executive officers. Directors serve one year terms. Our executive officers are appointed by and serve at the pleasure of the Board.

Name	Current Age	Position
Stavros A. Triant	42	Chief Executive Officer and Chairman of the Board of Directors
David Lindauer	32	Chief Technology Officer and Director
Tyler Bartholomew	33	Chief Marketing Officer and Director
Nick Kazerouni	48	Director
Cyrus Raoufpur	68	Director
Vince Trapasso	62	Executive Vice President and Director
John Sosville	44	Director

Stavros A. Triant

Mr. Triant has been Chief Executive Officer and Chairman of the Board since January 30, 2017. His background includes over twenty years in numerous fields, including public and private finance, real estate development, manufacturing, construction, and consulting. His understanding of public companies and passionate entrepreneurs is a key asset to the Company’s vision. In 2004, Mr. Triant co-founded of Aposeris which primarily operated as a consulting firm for commercial buildings.

David Lindauer

Mr. Lindauer has been Chief Technology Officer and a member of the Board since September 21, 3018. Mr. Lindauer is responsible for planning, building, and maintaining all web servers, codebases, and technology products. He has a background in high-performance web development and securing applications. His passion lies with scaling technologies and blending different systems into a cohesive platform. Mr. Lindauer has served as

Tyler Bartholomew

Mr. Bartholomew has been Chief Marketing Officer and a member of the Board since September 21, 2018. Mr. Bartholomew manages all forms of marketing and consumer engagement. In addition to strategy, Mr. Bartholomew assists with user experience design. His passion lies within utilizing digital strategies and data analysis to maximize business and consumer success. Mr. Barthoomew has served as Director of Marketing

John Sosville

Mr. Sosville has been a member of the Board since September 21, 2018. He is an active Colorado business owner and operator, his current business which he has been Co-Owner and President of since 2016, LawCFO provides outsourced CFO and Managed Accounting Services to Law Firms. Mr. Sosville is also on the board of the Colorado Judicial Institute. John has also operated an M&A Advisory firm Platform Brokerage and his Consulting firm, Consultant Strategies since 2016. Mr. Sosville’s additional experience includes nearly twenty years of strategic and business development work for technology companies. Mr. Sosville is a Colorado licensed real estate broker. He which listed and sold business. He was Executive Vice President of Envision IT Partners, an IT technology consulting firm. He earned his undergraduate degree from Ft. Lewis College. He also attended internationally at the Ecole Supérieure de Commerce International du Pas de Calais (ESCIP) in Longuenesse, France.

Vince Trapasso

Mr. Trapasso has been Executive Vice President and a member of the Board since September 21, 2018. In 2001, he founded Sonata Ventures LLC, a company providing funding solutions for both private and public companies. Sonata has successfully provided millions of dollars to businesses for their working capital needs, asset acquisitions and expansion. With access to billions of dollars through its vast network of direct sources of capital, Sonata Ventures offers flexible and innovative financing to the small and micro-cap market place in a variety of sectors. Some of these structures include debt and equity investments, bridge financing, equity lines of credit and straight equity participation. Prior to launching Sonata Ventures, LLC in 2001, Mr. Trapasso was a Executive Vice President with The Zanett Group since the company’s founding in 1994. He was responsible for structuring funding and strategic advisory services for companies with market capitalization ranging from $30 million to $600 million. Additionally, he has served as a principal in various entrepreneurial ventures.

Nick Kazerouni

Mr. Kazerouni has been a member of the Board since September 21, 2018. He has over two decades of leadership experience in the Banking and Insurance industries where he served as an insurance broker. Mr. Kazerouni is a strong believer in the ability to create a positive impact every day and building relationship and trust, while focusing on client’s protection and benefit prior to company’s profit. Mr. Kazerouni prides himself for communication and team-working skills.

Cyrus Raoufpur

Mr. Raoufpur has been a member of the Board since September 21, 2018. He has been in real estate, brokerage, finance, design, and development for more than 30 years in Texas and California. With a background in architecture and city planning, he has a keen understanding of finance and business.

Family Relationships.

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.

There have been no events under any bankruptcy act, any criminal proceedings and any judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

The Board acts as the Audit Committee and it has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. The Company intends to continue to search for a qualified individual for hire.

Item 6. Executive Compensation.

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the years ended December 31, 2018 and 2017.

2018 EXECUTIVE OFFICER COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stavros Triant CEO	2018 2017	60,954							60,954
David Lindauer CTO	2018 2017	39,708							39,708
Tyler Bartholomew CMO	2018 2017	39,755							39,755

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of December 31, 2018.

None of the members of the Board of directors of the Company were compensated for services in such capacity.

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our board of directors.

Options and Stock Appreciation Rights

Pursuant to the Infusionz Asset Purchase Agreement, the Company entered into employment agreements with employees of Infusionz (the “Infusionz Employment Agreements”). In connection with the Infusionz Employment Agreements, the Company issued the employees stock options with a total combined value of $2,000,000, with portions to be vested immediately upon execution of the Infusionz Employment Agreements, and others vesting monthly over the term of the employment. The options are for a 10 year term, at an exercise price based on the closing price of the Company’s shares of common stock at the execution of the agreement.

Pursuant to his employment agreement, David Lindauer has the right to receive a stock award with a value of $80,000 on January 1st of each year (not yet issued as of August 12, 2019).

Payment of Post-Termination Compensation

We do not have change-in-control agreements with our director or executive officer, and we are not obligated to pay severance or other enhanced benefits to our executive officer upon termination of her employment.

Employment Agreements

In connection with the WW Asset Purchase Agreements, the Company entered into employment agreements with the following employees of Layer Six who are still employed by the Company: (1) David Lindauer, to serve as Chief Technology Officer of the Company with a base salary of $150,000 per year and the right to receive a stock award with a value of $80,000 on January 1st of each year (not yet issued as of August 12, 2019); and (2) Tyler Bartholomew, to serve as Digital Strategist of the Company with a base salary of $150,000 per year.

In connection with the Infusionz Asset Purchase Agreement, the Company entered into employment agreements with two employees of Infusionz. The employees will receive a combined total salary of $270,000 per year over the two year term of the agreement, with automatic one year renewals thereafter. The Company agreed to issue stock options with a total combined value of $2,000,000, with portions to be vested immediately upon execution of the agreement, and others vesting monthly over the term. The options will have a 10 year term, and an exercise price based on the closing price of the Company’s stock at the execution of the agreement. The employment agreements also provide for combined earn out payments of up to $2,000,000 over a period of four years depending on sales targets being met.

Board of Directors

Our directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Our officers are elected by and serve at the discretion of the Board.

Director Compensation

The following table sets forth summary information concerning the total compensation paid during the fiscal year ended December 31, 2018 to our directors who are not named executive officers for services to our company.

	Fees earned or paid in cash		Stock awards	Stock awards	Option Awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
Name	($)		($)	($)	($)(1)	($)	($)	($)	($)
Vince Trapasso	36,000	(1)							36,000
John Sosville	30,000	(2)							30,000
Cyrus Raufpur
Nick Kazerouni

(1)	Vince Trapasso serves as our Executive Vice President. A company controlled by Mr. Trapasso received these payments in connection with Mr. Trapasso’s work as an employee. The Company paid $18,000 prior to Mr. Trapasso’s appointment to the Board.

(2)	A company controlled by Mr. Sosville received these payments for his representation of the WW Owners (which includes Messrs. Lindauer and Bartholomew) in the Layer Six transaction.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Other than as disclosed below, there have been no transactions involving the Company since January 1, 2017 (the fiscal year preceding the Company’s last fiscal year), or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds approximately $44,500 (the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last two completed fiscal years), and in which any related person had or will have a direct or indirect material interests.

On November 1, 2016 the Company issued an unsecured $25,000 Promissory Note to Securities Compliance Group, Ltd. (the “Securities Compliance Note”) who at the time of issuance had board and voting control of the Company. The Securities Compliance Note was non-interest bearing and convertible at the lower of $0.0001 or the average of the price the Company sold stock for over the 60 days prior to conversion. Filakos Capital Investments, an entity beneficially owned and controlled by Stavros Triant, purchased the Securities Compliance Note from Securities Compliance Group, LTD in a private transaction for $5,000. The terms of the Note were unchanged in the private transaction. During the year ended December 31, 2018 the Securities Compliance Note was converted into 250,000,000 shares of common stock of the Company.

In May 2018, the Company issued a $70,025 Note payable to Stavros Triant, the Company’s CEO and Chairman. Additionally, $2,000 of expense was paid by the CEO on behalf of the Company. The note was unsecured, with no stated interest rate and is due on demand. During the year ended December 31, 2018, $2,237 was repaid resulting in a balance as of period end of $69,788.

During the year ended December 31, 2018, the Company paid $36,000 of consulting fees to a company controlled by Mr. Trapasso in connection with Mr. Trapasso’s work as an employee. The Company paid $18,000 prior to Mr. Trapasso’s appointment to the Board.

At closing of the Layer Six transaction on September 18, 2018, the Company, in connection with the WW Asset Purchase Agreements with WW: (i) issued Mr. Bartholomew 72,443,182 shares of our common stock with a fair value of $3,803,267.06

A company controlled by Mr. Sosville will receive total payments of $500,000 for his representation of the WW Owners in the Layer Six transaction. The Company will pay a total of $100,000 of this amount directly, with $20,000 having been paid at closing, and an additional $10,000 having been paid through December 31, 2018. The remaining $400,000 will be paid by the WW Owners which includes Messrs. Lindauer and Bartholomew. Subsequent to December 31, 2018, the Company paid an additional $19,500 to a company controlled by Mr. Sosville.

As part of the asset purchase transaction with Infusionz, a company controlled by Mr. Sosville will be paid a fee of $150,000 for his representation of the sellers of Infusionz.

Item 8. Legal Proceedings.

To the Company’s knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information.

Our common stock is qualified for quotation on the OTC Markets OTC Pink Current Information marketplace under the symbol “DVLP”.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Further, our shares may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock”rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer’s net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000 by an individual, or $300,000 together with his or her spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

Although we have not previously filed a registration statement under the Securities Act, we have filed a Regulation A Offering Statement under the Securities Act to offer an aggregate of 250 million shares of our common stock pursuant to an exemption from registration under the Securities Act (the “Initial Offering Statement”). The Initial Offering Statement was declared qualified by the SEC on June 12, 2018. From June 12, 2018 through December 14, 2018, we sold 29,180,000 shares our common stock pursuant to the Initial Offering Statement at a price of $0.025 per share for gross proceeds of $729,500. We filed a post qualification amendment to the Offering Statement that was declared qualified by the SEC on December 14, 2018 (the “Post-Qualification Offering Statement”). From December 14, 2018 through April 29, 2019, we sold 125,666,664, shares of our common stock pursuant to the Post-Qualification Offering Statement at a price of $0.015 per share for gross proceeds of $1,885,000. There are 95,153,336 shares of our common stock available to be sold pursuant to the Post-Qualification Offering Statement. The 125,666,664 shares of our common stock sold pursuant to the Initial Offering Statement and Post-Qualification Offering Statement are not deemed to be “restricted” securities.

Shares sold pursuant to non-Regulation A exemptions from registration are deemed to be “restricted” securities as defined by the Securities Act. As of August 12, 2019, out of a total of 975,000,000 shares authorized, 642,410,964 shares are issued as restricted securities and can only be sold or otherwise transferred pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration. Of such restricted shares, 567,728,976, (69.71%) shares are held by affiliates (directors, officers and 10% holders), with the balance of 74,681,988 (9.17%) shares being held by non-affiliates.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of a reporting company for at least six months, including any person who may be deemed to be an “affiliate” of the company (as the term “affiliate” is defined under the Securities Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in our common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale or (ii) 1% of the shares then outstanding. In order for a stockholder to rely on Rule 144, adequate current public information with respect to the company must be available. A person who is not deemed to be an affiliate of the company and has not been an affiliate for the most recent three months, and who has held restricted shares for at least one year is entitled to sell such shares without regard to the various resale limitations under Rule 144. Under Rule 144, the requirements of paragraphs (c), (e), (f), and (h) of such Rule do not apply to restricted securities sold for the account of a person who is not an affiliate of an issuer at the time of the sale and has not been an affiliate during the preceding three months, provided the securities have been beneficially owned by the seller for a period of at least one year prior to their sale. For purposes of this registration statement, a controlling stockholder is considered to be a person who owns 10% or more of the company’s total outstanding shares, or is otherwise an affiliate of the Company. No individual person owning shares that are considered to be not restricted owns more than 10% of the Company’s total outstanding shares.

Disclosed below is the number of shares of our common stock which we expect to be subject to any outstanding options, restricted stock units, or other warrants, rights, or convertible securities Holders.

As of August 12, 2019, we had 535 shareholders of common stock according to our transfer agent’s shareholder list.

Dividends

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant’s business.

Equity Compensation Plan Information

The Company does not currently have an equity compensation plan in place.

Item 10. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us in transactions that were exempt from the requirements of the Securities Act in the last three years. Except where noted, all of the securities discussed in this Item 10 were all issued in reliance on the exemption under Section 4(a)(2) of the Securities Act. The 119,846,666 shares of our common stock sold pursuant to the Initial Offering Statement and Post-Qualification Offering Statement are not deemed to be “restricted” securities and are therefore not included in the list below.

On November 16, 2016, the Custodian, on behalf of the Company entered into a Securities Purchase Agreement with Filakos Capital Investments, LLC (“Filakos”), for the purchase of 70,000,000 shares of our common stock. The shares were issued on March 3, 2017.

On September 18, 2018, the Company, in connection with the WW Asset Purchase Agreements, issued the WW Owners 170,454,545 shares of our common stock at an aggregate value of $5,113,636.

During the year ended December 31, 2018 the Company sold 1 share of Series A Preferred Stock in exchange for $232,500.

On April 5, 2019, the Company, in connection with the Infusionz Asset Purchase Agreement, issued 147,250,382 shares of our common stock to owners of Infusionz at an aggregate value of $2,600,000.

Item 11. Description of Registrant’s Securities to be Registered.

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our articles of incorporation and bylaws which will be in effect after the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, bylaws and the Certificates of Designation (as defined below) of our preferred stock, copies of which are filed as exhibits to the registration statement, and to the applicable provisions of Nevada law.

The Company is authorized by its Amended and Restated Articles of Incorporation to issue an aggregate of 975,000,000 shares of common stock, $0.0001 par value per share and 35,000,000 shares of blank check Preferred Stock (“Preferred Stock”). As of August 12, 2019, 814,426,284 shares of common stock and 1 share of Series A Preferred Stock were issued and outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock may, receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future.

Voting Rights

In accordance with Nevada Revised Statute (“NRS”) Section 78.350, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our Articles of Incorporation.

No Preemptive or Similar Rights

In accordance with NRS Section 78.267, our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distribution

In accordance with NRS Sections 78.565 to 78.620, if we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable among the holders of our common stock and our participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

In accordance with NRS Sections 78.195 and 78.211 and the assessment of our Board, all of the outstanding shares of our common stock are, fully paid and non-assessable.

Series A Preferred Stock

Each share of our Series A Preferred Stock has the voting rights of 350,000,000 shares of Common Stock. The Series A Preferred Stock has no liquidation preference and is not entitled to any dividends paid to common stockholders. As of the date hereof, there is 1 share of Series A Preferred Stock issued and outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation with an address at 2901 N. Dallas Parkway, Plano, Texas 75093. Their phone number is 469-633-0101.

Item 12. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by Nevada corporate law. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 13. Financial Statements and Supplementary Data.

GOLDEN DEVELOPING SOLUTIONS, INC.

INDEX TO

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Golden Developing Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Golden Developing Solutions, Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP
MaloneBailey, LLP

www.malone.bailey.com

We have served as the Company’s auditor since 2018.

April 29, 2019

GOLDEN DEVELOPING SOLUTIONS, INC

CONSOLIDATED BALANCE SHEETS

As of  December 31, 2018 and 2017

	2018	2017
Current Assets:
Cash and cash equivalents	$12,463	$—
Accounts receivable, net	5,580	—
Inventory	91,931	—

Total current assets	109,974	—

Equipment, net	17,051	—
Intangible assets, net	3,863,771	—
Goodwill	4,986,636	—

Total assets	$8,977,432	$—

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$93,423	$1,491
Deferred revenue	43,207	—
Notes payable - related party	69,788	—
Acquisition notes payable	3,769,489	—
Note payable, net of discount and deferred financing costs	45,978	—
Convertible notes payable - related party	—	25,000

Total current liabilities	4,021,885	26,491

Total liabilities	4,021,885	26,491

Shareholders’ equity (deficit)
Preferred stock, 35,000,000 shares authorized, $0.0001 par value, Series A Preferred stock, 1 share authorized, 1 and 0 issued and outstanding, respectively	—	—
Common stock, 975,000,000 shares authorized, $0.0001 par value, 544,842,571 and 95,208,026 issued and outstanding, respectively	54,484	9,521
Additional paid-in capital	6,582,320	46,866
Accumulated deficit	(1,678,091)	(82,878)

Total stockholders’ equity (deficit) attributable to Golden Developing Solutions, Inc. stock holders	4,958,713	(26,491)
Noncontrolling interest	(3,166)	—
Total stockholders’ equity (deficit)	4,955,547	(26,491)

Total liabilities and stockholders’ equity (deficit)	$8,977,432	$—

The accompanying notes are an integral part of these consolidated financial statements

GOLDEN DEVELOPING SOLUTIONS, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2018 and 2017

	Year Ended	Year Ended
	December 31, 2018	December 31, 2017

Revenue	$265,573	$—

Cost of services	(277,769)	—

Gross profit (loss)	(12,196)	—

Operating expenses:
General and administrative	1,432,837	16,961
Professional fees	115,446	12,253

Total operating expenses	1,548,283	29,214

Loss from operations	(1,560,479)	(29,214)

Other income (expense)
Interest expense, net	(37,900)	(3,664)

Net loss	(1,598,379)	(32,878)

Net loss attributed to noncontrolling interest	3,166	—

Net loss attributed to Golden Developing Solutions, Inc.	$(1,595,213)	$(32,878)

Net loss per share - basic and dilutive	$(0.01)	$(0.00)

Weighted average shares outstanding - basic and dilutive	186,754,910	82,550,492

The accompanying notes are an integral part of these consolidated financial statements

GOLDEN DEVELOPING SOLUTIONS, INC

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Golden Developing Solutions Share of Equity	Non Controlling	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)	Interest	(Deficit)
Balance December 31, 2016	—	$—	25,208,026	$2,521	22,479	$(50,000)	$(25,000)	$—	$(25,000)

Stock issued with Share Purchase Agreement	—	—	70,000,000	7,000	(7,000)	—	—	—	—

Contributions to capital	—	—	—	—	31,387	—	31,387	—	31,387

Net loss	—	—	—	—	—	(32,878)	(32,878)	—	(32,878)
Balance December 31, 2017	—	—	95,208,026	9,521	46,866	(82,878)	(26,491)	—	(26,491)

Preferred shares issued for cash	1	—	—	—	232,500	—	232,500	—	232,500

Common shares issued for debt conversion	—	—	250,000,000	25,000	—	—	25,000	—	25,000

Common shares issued for cash	—	—	29,180,000	2,918	597,772	—	600,690	—	600,690

Common shares issued for acquisition	—	—	170,454,545	17,045	5,096,591	—	5,113,636	—	5,113,636

Stock-based compensation	—	—	—	—	580,000	—	580,000	—	580,000

Contribution by related party	—	—	—	—	28,591	—	28,591	—	28,591

Net loss	—	—	—	—	—	(1,595,213)	(1,595,213)	(3,166)	(1,598,379)
Balance December 31, 2018	1	$—	544,842,571	$54,484	6,582,320	$(1,678,091)	$4,958,713	$(3,166)	$4,955,547

The accompanying notes are an integral part of these consolidated financial statements

GOLDEN DEVELOPING SOLUTIONS, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2018 and 2017

	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,598,379)	$(32,878)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	258,246	—
Stock-based compensation	580,000	—
Amortization of debt discount and deferred financing costs	937	—
Net Changes in:
Accounts receivable	(5,580)	—
Inventory	(91,931)	—
Accounts payable and accrued expenses	122,523	32,878
Deferred revenue	43,207
Net cash used in operating activities	(690,977)	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(12,068)	—
Acquisition of Layer Six Media	(170,000)	—
Net cash used in investing activities	(182,068)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party loans	70,025	—
Payments on related party loans	(2,237)	—
Proceeds from notes payable	50,000	—
Payments on notes payable	(1,460)	—
Payment of deferred financing costs	(3,499)	—
Payments on acquisition notes payable	(60,511)	—
Net proceeds from the sale of common shares	600,690	—
Proceeds from the sale of preferred shares	232,500	—
Net cash provided by financing activities	885,508	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	12,463	—

CASH AND CASH EQUIVALENTS, beginning of period	—	—

CASH AND CASH EQUIVALENTS, end of period	$12,463	$—

Supplemental disclosures:
Cash paid for income taxes	$—	$—
Cash paid for interest	$690	$—

Noncash investing and financing activities
Contributions to capital by related party	$28,591	$31,387
Expenses paid by shareholder	$2,000	$—
Conversion of note payable	$25,000	$—
Common Stock issued for acquisition	$5,113,636	$—
Common Stock issued with Share Purchase Agreement	$—	$7,000

The accompanying notes are an integral part of these consolidated financial statements

GOLDEN DEVELOPING SOLUTIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business. Golden Developing Solutions, Inc. (the “Company” or “GDS”) was organized as a corporation in Nevada in 1998 as American Associates Group. In 2007 the name was changed to Clean Hydrogen Producers, Ltd before being changed in April of 2017 to Golden Developing Solutions, Inc. The Company has structured itself in 2017 as a cannabis holding company and intends to make additional acquisitions in the industry in the near future.

Use of Estimates in Financial Statement Preparation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation. The Company prepares its consolidated financial statements on the accrual basis of accounting. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which have a fiscal year end of December 31. All intercompany accounts, balances and transactions have been eliminated in the consolidation. The Company also consolidates any variable interest entities for which the Company is the primary beneficiary based on whether the Company has the ability to direct the activities that most significantly impact the entities economic performance.

On April 27, 2018, the Company incorporated Pura Vida Vitamins, LLC as a wholly owned subsidiary. Pura Vida Vitamins, LLC entered into two consulting agreements with individuals that paid each consultant $6,000 per month in cash, additional bonuses depending on certain sales-related milestones, and 20,500,000 shares each for the completion of certain sales-related milestones, of which none were earned by either consultant. On July 1, 2018, the Company reorganized the entity to be a joint venture in which it owns 50%, in exchange for the cancelation of these consulting agreements. The Company continues to consolidate the operations of Pura Vida Vitamins, LLC due to its ownership interest combined with a controlling vote of the board of directors which make the Company the primary beneficiary of the joint venture with the ability to significant influence and control the activities of the business. The assets of the joint venture consisted primarily of $91,931 of inventory and $10,460 of property and equipment, net, and the liabilities consisted of $789 of accounts payable as of December 31, 2018. Selling, general and administrative expense includes $41,597 of expense related to Pura Vida Vitamins, LLC, of which $6,332 relates to activity of the joint venture after its formation. On September 26, 2018, the Company incorporated Tasos Media LLC as a wholly owned subsidiary.

Cash and Cash Equivalents. Cash equivalents include all highly liquid investments with original maturities of three months or less.

Accounts Receivable. Accounts receivable are comprised of unsecured amounts due from customers. The Company carries its accounts receivable at their face amounts less an allowance for bad debts. The allowance for bad debts is recognized based on management’s estimate of likely losses per year, based on past experience and review of customer profiles and the aging of receivable balances. As of December 31, 2018 and 2017, there was no allowance for bad debts.

Inventories. Inventories are stated at the lower of cost or net realizable value, using the first-in, first-out method. The Company reviews its inventory for obsolescence and any inventory identified as obsolete is reserved or written off. The Company’s determination of obsolescence is based on assumptions about the demand for its products, product expiration dates, estimated future sales, and management’s future plans.

As of December 31, 2018, and December 31, 2017, inventory consists of the following components:

	December 31, 2018	December 31, 2017
Raw materials and supplies	$36,624	$—
Finished products	55,307	—

Total inventory	$91,931	$—

Goodwill, Intangible Assets, and Long-Lived Assets. Goodwill is carried at cost and is not amortized. The Company tests goodwill for impairment on an annual basis, relying on a number of factors including operating results, business plans, economic projections, anticipated future cash flows and marketplace data. Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests according to specifications set forth in ASC 350..

The fair value of the Company’s reporting unit is dependent upon the Company’s estimate of future cash flows and other factors. The Company’s estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows. Estimated future cash flows are adjusted by an appropriate discount rate derived from the Company’s market capitalization plus a suitable control premium at date of the evaluation.

The financial and credit market volatility directly impacts the Company’s fair value measurement through the Company’s weighted average cost of capital that the Company uses to determine its discount rate and through the Company’s stock price that the Company uses to determine its market capitalization. Therefore, changes in the stock price may also affect the amount of impairment recorded.

The Company recognizes an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. Long lived assets were evaluated for impairment and no impairment losses were incurred during the years ended December 31, 2018 and 2017, respectively.

Revenue Recognition. The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, which was adopted on January 1, 2018. The Company primarily earns revenue from subscription services for its online and mobile cannabis services hub, www.wheresweed.com. This online and mobile service hub allows business to advertise their location and services offered, and allows users of the Company’s websites to locate nearby businesses. Revenue is recognized when control of the services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for the services. For its subscription services, revenue is recognized over the subscription period ratably. The Company has also developed an online retail business for CBD, hemp oil and health/wellness related products through the Pura Vida joint venture. The Company has not yet begun to sell inventory products through this online retail business as of December 31, 2018.

Revenue is recognized based on the following five step model:

-	Identification of the contract with a customer

-	Identification of the performance obligations in the contract

-	Determination of the transaction price

-	Allocation of the transaction price to the performance obligations in the contract

-	Recognition of revenue when, or as, the Company satisfies a performance obligation

Performance Obligations

Revenue related to subscriptions to the Company’s online services. Revenue is recognized on a ratable basis over the contract term beginning on the date that the service is made available to the customer. For contracts with multiple performance obligations, the Company allocates the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. The Company uses an observable price to determine the stand-alone selling price for separate performance obligations or a cost plus margin approach when one is not available. Historically the Company’s contracts have not had multiple performance obligations. The large majority of the Company’s performance obligations are recognized over a time period equal to the length of the subscription period, which is generally 30 days.

Sales, value add, and other taxes collected concurrent with revenue-producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. Payment terms between invoicing and when payment is due is less than one year. As of December 31, 2018, none of the Company’s contracts contained a significant financing component.

The Company elected the practical expedient to not adjust the amount of revenue to be recognized under a contract with an end user for the effects of time value of money when the timing difference between receipt of payment and recognition of revenue is less than one year.

Transaction Price Allocated to the Remaining Performance Obligations

The subscription revenue for its website services is collected up front for a 30 day period. At the end of each reporting period, the Company performs a calculation to determine the portion of that period for which services have not yet been provided. This amount is considered a contract liability and is recorded as deferred revenue. At December 31, 2018 and 2017, the Company had $43,207 and $0, respectively, in revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period. The Company expects to recognize all of its unsatisfied (or partially unsatisfied) performance obligations as revenue in the next twelve months.

Contract Costs

Costs incurred to obtain a customer contract are not material to the Company. The Company elected to apply the practical expedient to not capitalize contract costs to obtain contracts with a duration of one year or less, which are expensed and included within cost of goods and services.

Critical Accounting Estimates

Estimates are used to determine the amount of variable consideration in contracts, the standalone selling price among separate performance obligations and the measure of progress for contracts where revenue is recognized over time. The Company reviews and updates these estimates regularly.

Cost of Services. Cost of services includes costs of managed hosting providers and amortization of acquired software-related intangible assets, and personnel related costs associated with hosting our subscription services, maintenance and testing of the platform and providing technical support to customers.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include advertising and promotional costs and research and development costs. Also included in Selling, general and administrative expenses are share-based compensation, certain warehousing fees, non-manufacturing overhead, personnel and related expenses, rent on operating leases, and professional fees.

Advertising and promotional costs are expensed as incurred and totaled $28,544 and $0 in the years ended December 31, 2018, and 2017, respectively.

Fair Value of Financial Instruments. The carrying value of short-term instruments, including cash, accounts payable and accrued expenses, and short-term notes approximate fair value due to the relatively short period to maturity for these instruments.

Stock-Based Compensation. The Company applies Topic 718 “Share-Based Payments” (“Topic 718”) to share-based compensation, which requires the measurement of the cost of services received in exchange for an award of an equity instrument based on the grant-date fair value of the award. Compensation cost is recognized when the event occurs. The Black-Scholes option-pricing model is used to estimate the fair value of options granted.

The Company accounts for equity-based transactions with non-employees under the provisions of ASC Topic No. 505-50, “Equity-Based Payments to Non-Employees” (“Topic No. 505-50”). Topic No. 505-50 establishes that equity-based payment transactions with non-employees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

Income Taxes. The Company uses the asset and liability method of accounting for income taxes in accordance with ASC 740-10, “Accounting for Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current year; and, (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

ASC 740-10 prescribes a recognition threshold and measurement attribute for the financial statement recognition of a tax position taken or expected to be taken on a tax return. Under ASC 740-10, a tax benefit from an uncertain tax position taken or expected to be taken may be recognized only if it is “more likely than not” that the position is sustainable upon examination, based on its technical merits. The tax benefit of a qualifying position under ASC 740-10 would equal the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all the relevant information. A liability (including interest and penalties, if applicable) is established to the extent a current benefit has been recognized on a tax return for matters that are considered contingent upon the outcome of an uncertain tax position. Related interest and penalties, if any, are included as components of income tax expense and income taxes payable.

Basic Earning (Loss) Per Share. The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per Share.” ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Given the net losses of the Company during the years ended December 31, 2018 and 2017, the effects of convertible debt instruments (convertible into 250,000,000 shares of common stock) were anti-dilutive resulting in basic and diluted loss per weighted average common shares outstanding equal.

Derivative Financial Instruments. Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments and measurement of their fair value for accounting purposes. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt under ASC 470, the Company will continue its evaluation process of these instruments as derivative financial instruments under ASC 815.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives.

Related Parties. The registrant follows ASC 850-10 for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include (a) affiliates of the registrant; (b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825 10 15, to be accounted for by the equity method by the investing entity; (c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; (d) principal owners of the registrant; (e) management of the registrant; (f) other parties with which the registrant may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and (g) Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include:

(a) the nature of the relationship(s) involved; (b) description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; (c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and (d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

During the year ended December 31, 2018, the Company paid $36,000 of consulting fees to a company controlled by a Director of the Company, of which $18,000 was paid prior to his appointment to the Board of Directors.

Recently Issued Accounting Standards. In preparing the financial statements, management considered all new pronouncements through the date of the report.

In January 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-01, Financial Instruments Overall: Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 affects the accounting for equity investments, financial liabilities under the fair value option and the presentation and disclosure requirements of financial instruments. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company adopted this standard as of January 1, 2018. The adoption of this standard did not have a significant impact on the Company’s financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). Under ASU 2016-02, an entity will be required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within that reporting period, and requires a modified retrospective adoption, with early adoption permitted. The Company adopted this standard on January 1, 2019, using the modified retrospective approach. The Company will recognize right of use assets and liabilities for any lease agreement with a lease term of greater than 12 months. The Company elected the practical expedient to not recognize short term leases on the balance sheet.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). This ASU applies to all entities that are required to present a statement of cash flows under Topic 230. The amendments provide guidance on eight specific cash flow issues and includes clarification on how these items should be classified in the statement of cash flows and is designed to help eliminate diversity in practice as to where items are classified in the cash flow statement. Furthermore, in November 2016, the FASB issued additional guidance on this Topic that requires amounts generally described as restricted cash and restricted cash equivalents to be included with cash and cash equivalents when reconciling the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with earlier application permitted for all entities. The Company adopted this standard as of January 1, 2018. The adoption of this standard did not have a significant impact on the Company’s financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the accounting for share-based payment awards issued to employees and nonemployees. Under ASU No. 2018-07, the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. In addition, the contractual term will be able to be used in lieu of an expected term in the option-pricing model for nonemployee awards. The Company adopted the provisions of the guidance on January 1, 2019 with no material impact on the Company’s consolidated financial statements and disclosures.

Effective January 1, 2018, the Company adopted the provisions of ASU 2017-01 “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”). ASU 2017-01 provides revised guidance to determine when an acquisition meets the definition of a business or alternatively should be accounted for as an asset acquisition. ASU 2017-01 requires that, when substantially all of the fair value of an acquisition is concentrated in a single identifiable asset or a group of similar identifiable assets, the asset or group of similar identifiable assets does not meet the definition of a business and therefore is required to be accounted for as an asset acquisition. Transaction costs will continue to be capitalized for asset acquisitions and expensed as incurred for business combinations. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements or results of operations.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

NOTE 2 - GOING CONCERN AND LIQUIDITY

As of December 31, 2018, the Company had $12,463 cash and $265,573 of revenue to meets its ongoing operating expenses, and liabilities of $4,021,885.

The financial statements for the years ended December 31, 2018 and 2017 have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company anticipates future losses in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and, or, obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with loans or contributions from related parties and, or, the sale of common stock. There is no assurance that this series of events will be satisfactorily completed.

Financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that may be necessary if the Company is unable to continue as a going concern.

NOTE 3 ACQUISITION OF LAYER SIX MEDIA, INC.

On September 18, 2018 the Company completed the purchase of all of the assets of Layer Six Media, Inc. (DBA Where’s Weed), an online and mobile cannabis services hub that focuses on fast, secure and efficient discovery and purchasing of cannabis in both recreational and medical markets in the United States and Canada. The transaction was accounted for as a business combination under ASC 805.

The aggregate consideration of $9,113,636 at closing for the acquisition consisted of:

-	$170,000 cash

-	$80,000 unsecured note payable accruing interest at 2% per year, due within ninety dates of the acquisition date. The Company made payments of $10,000 during the year ended December 31, 2018 with $70,000 is still due. The Company is in default of this agreement as of December 31, 2018. Interest begins accruing at 18% at the time of default.

-	$750,000 unsecured note payable accruing interest at 3% per year, due in three equal monthly payments beginning October 1, 2018. The Company made payments of $50,511 during the year ended December 31, 2018, and is in default of the agreement as of December 31, 2018. Interest begins accruing at 15% at the time of default.

-	$3,000,000 unsecured note payable accruing interest at 3% per year, due in twelve equal monthly payments beginning January 1, 2019

-	170,454,545 shares of common stock, fair value of $5,113,636 based on closing stock price on the date of acquisition

A company controlled by a Director of the Company will receive total payments of $500,000 for his representation of the sellers in the transaction. The Company will pay a total of $100,000 of this amount directly, with $20,000 paid at closing, and an additional $10,000 paid through December 31, 2018 in connection with the note payable described above. The remaining $400,000 will be paid by the sellers of Layer Six Media, Inc. Subsequent to December 31, 2018, the Company paid an additional $19,500 on the note payable arrangement with this Director.

The $500,000 fee is related to an agreement between the sellers of Layer Six and the director for brokering the sale of their business. The entire fee of $500,000 is included as part of the purchase price and not recorded as an expense. The Company did not incur any portion of this broker fee and did not receive any benefit from the services provided by this individual to earn the fee. We further note that this Director became a director of Golden Developing Solutions, Inc. on September 21, 2018 after the Layer Six transaction, and management decided to disclose the fee due to this relationship that occurred after the transaction and due to the size of the fee involved. The $100,000 that the Company is paying related to this fee was recorded as part of the consideration paid for the acquisition. The Company agreed to structure $100,000 of the total purchase consideration paid to be directly to the new Director instead of to the sellers, with $20,000 of initial cash paid at closing and the $80,000 note payable described above. The remaining $400,000 is paid or to be paid by the sellers of Layer Six Media, Inc.

The Company is evaluating what identifiable intangible assets were acquired and the fair value of each, and expects to finalize the fair value of the acquired assets within one year of the acquisition date. The following information summarizes the preliminary allocation of the fair values assigned to the assets at the purchase date:

	Preliminary Amount	Useful Life (years)
Equipment, computers and furniture	$7,000	5
Tradenames and trademarks	270,000	10
Software enterprise platform	2,220,000	5
Customer list	1,630,000	4
Goodwill	4,986,636	n/a
Total purchase price	$9,113,636	—

The results of Layer Six Media is included in the consolidated financial statements effective September 18, 2018. Revenues and Net Loss since the acquisition date included in the consolidated statements of operations are $265,573 and $312,632, respectively.

The Company entered into employment agreements with three employees of Layer Six Media. Each agreement is for a term of two years, with an annual salary of $150,000 per year. If the employee is terminated without cause, they will receive severance pay of five months salary. One employee’s agreement entitles them to receive annual stock grants on January 1st, in an amount equal to $80,000 divided by the closing price of the Company’s stock price on December 31st. The Company recognized $80,000 of stock-based compensation for this award. No shares were issued through December 31, 2018.

The following schedule contains unaudited pro-forma consolidated results of operations for the years ended December 31, 2018 and 2017 as if the acquisition occurred on January 1, 2017. The unaudited pro forma results of operations are presented for informational purposes only and are not indicative of the results of operations that would have been achieved if the acquisition had taken place on January 1, 2017, or of results that may occur in the future. The unaudited pro forma results reflect adjustments related to the amortization of the acquired intangible assets, depreciation expense on acquired equipment, salaries for new employees and interest expense on the new debt arising from the acquisition. The pro forma weighted average shares outstanding for each period assume the shares issued for the acquisition were issued on January 1, 2017.

	Year Ended December 31, 2018	Year Ended December 31, 2017
(unaudited)	Pro Forma	Pro Forma
Revenue	$855,807	$361,803
Operating loss	(2,183,606)	(905,884)
Net loss	(2,301,194)	(1,022,048)
Loss per common share – basic and diluted	(0.01)	(0.00)
Pro forma weighted average shares outstanding	344,600,489	253,005,037

NOTE 4 INTANGIBLE ASSETS

Intangible assets consisted of the following as of December 31, 2018:

Asset	Cost	Accumulated Amortization	Carrying Value
Customer list	$1,630,000	$118,854	$1,511,146
Tradenames and trademarks	270,000	7,875	262,125
Software enterprise platform	2,220,000	129,500	2,090,500
	$4,120,000	$256,229	$3,863,771

Amortization expense for the year ended December 31, 2018 and 2017 was $256,229 and $0, respectively. Expected amortization of intangible assets for the years ended December 31, 2019 through December 31, 2023 is $878,500, $878,500, $878,500, $759,646 and $341,500, respectively, with $127,125 remaining thereafter.

NOTE 5 NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

Note Payable

During the year ended December 31, 2018, the Company entered into a future revenue financing arrangement. The Company received $50,000 in cash proceeds, and must repay $70,000. Payments are withdrawn from the Company’s bank account on a daily basis in the amount of $292 per day and are secured by the future revenue of the Company. The Company made repayments of $1,460 during the year ended December 31, 2018. The Company recorded a debt discount of $20,000, and amortized $833 of interest expense through December 31, 2018. Additionally, the Company paid deferred financing costs of $3,499. The Company amortized $104 of the deferred costs to interest expense during the year ended December 31, 2018, leaving a net balance of $45,978 including a principal balance of $68,540.

Convertible related party

On November 1, 2016 the Company issued an unsecured $25,000 Promissory Note to Securities Compliance Group, Ltd. who at the time of issuance had board and voting control of the Company. The note was non-interest bearing and convertible at the lower of $0.0001 or the average of the price the Company sold stock for over the 60 days prior to conversion. It was concluded that the conversion feature qualified for accounting as conventional convertible debt. The beneficial conversion feature was valued at $25,000 and recorded as interest expense in 2016.

In March of 2017 the note was assigned to Filakos Capital Investments in exchange for $5,000. On May 30, 2017 the note matured and was not settled. As a result, the default interest rate of 25% began to accrue. The note holder elected to forgo repayment of the interest resulting in a contribution to capital of $3,664. During the year ended December 31, 2018 the convertible note payable was converted into 250,000,000 shares of common stock in accordance with the agreement.

Non-Convertible related party

In May of 2018 the Company issued a $70,025 Note payable to a related party for cash proceeds received. The related party also paid $2,000 of expense on behalf of the Company. The note was unsecured, with no stated interest rate and is due on demand. During the year ended December 31, 2018, $2,237 was repaid resulting in a balance as of period end of $69,788.

NOTE 6 STOCKHOLDERS EQUITY

In March of 2017 the Company and Filakos Capital Investments entered into a Securities Purchase Agreement. As part of that agreement Filakos Capital Investments paid $10,000 to the controlling party in exchange for 70,000,000 shares of common stock issued from the Company’s treasury. The transaction was treated as a founder share issuance and resulted in a change of control.

During the year ended December 31, 2017, Filakos Capital Investments paid various expenses on behalf of the Company totaling $27,723.

On September 14, 2018, the Company amended its articles of incorporation and increased the authorized shares of Common Stock to 775,000,000.

During the year ended December 31, 2018 the Company sold 1 share of Series A Preferred Stock in exchange for $232,500. Each share of Series A Preferred Stock has the voting rights of 350,000,000 shares. The Series A Preferred stock has no liquidation preference, and is not entitled to any dividends paid to common stockholders.

During the year ended December 31, 2018 the Company sold 29,180,000 shares of Common Stock in exchange for gross subscription amounts of $729,500, and incurred stock issuance costs of $128,810, for net proceeds of $600,690.

During the year ended December 31, 2018, the Company awarded 20,000,000 shares of Common Stock in exchange for services. The shares were valued at $500,000. These shares were not yet issued as of December 31, 2018. As discussed in Note 3, the Company recognized an additional $80,000 of stock-based compensation expense for shares that will vest on January 1, 2019.

During the year ended December 31, 2018 the CEO paid or contributed $28,591 of expense for the Company’s benefit. The contribution was recorded to Additional Paid in Capital.

NOTE 7 INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. The Company has incurred net losses in past years and, therefore, has no tax liability.

The Company reported no uncertain tax liability as of December 31, 2018 and expects no significant change to the uncertain tax liability over the next twelve months. The Company is subject to examinations by tax authorities for tax periods after 2011.

The cumulative net operating loss carryforward is approximately $1,042,000 at December 31, 2018 and will expire beginning in the year 2037.

	December 31, 2018	December 31, 2017

Deferred tax asset	$219,000	$6,135
Valuation allowance	(219,000)	(6,135)

Net deferred tax asset	$—	$—

NOTE 8 DEPOSIT ON ACQUISITION

During the six months ended June 30, 2018 the Company deposited $50,000 related to a Letter of Intent to acquire all the outstanding shares of PGED Corp. Per the Letter of Intent the purchase price is $5,600,000. The acquisition is no longer being pursued by the Company, and therefore the deposit was amortized to expense during the year ended December 31, 2018.

NOTE 9 COMMITMENTS AND CONTINGENCIES

In April 2018, Pura Vida Vitamins LLC entered into a month to month rental agreement for office space for $1,000 per month.

In November 2018, the Company entered into a lease agreement for office space with monthly rent of $3,716. The lease agreement ends in March 2021.

The following summarizes the minimum lease payments under noncancelable leases as of December 31, 2018:

2019	$44,592
2020	44,592
2021	11,148
2022	—
2023	—
Total	$100,332

NOTE 10 SUBSEQUENT EVENTS

Subsequent to December 31, 2018, the Company issued 90,666,666, shares of stock in exchange for cash proceeds of $1,060,600.

Subsequent to December 31, 2018, the Company paid $30,225 to a company controlled by a Director of the Company for consulting services, and $18,000 to a second company controlled by a Director for consulting services.

In March 2019, the Board of Directors of the Company amended the Company’s articles of incorporation to increase the authorized common shares to 975,000,000.

In March 2019, the Company purchased Infusionz, LLC, a Colorado based company. The consideration for the acquisition was as follows:

-	2,400,000 note payable accruing interest at 3% per year, due in 24 equal monthly payments beginning in June 2019;

-	147,250,382 shares of common stock, fair value of approximately $2,600,000 based on closing stock price on the date of acquisition

As part of the acquisition, a company controlled by a Director of the Company will be paid a fee of $150,000 for representation of the sellers of Infusionz, LLC. In conjunction with the above acquisition, the Company agreed to fund the new subsidiary with $300,000 of cash. The Company entered into an employment with two employees of Infusionz. The employees will receive a combined total salary of $270,000 per year over the two year term of the agreement, with automatic one year renewals thereafter. The Company agreed to issue stock options with a total combined value of $2,000,000, with portions to be vested immediately upon execution of the agreement, and others vesting monthly over the term. The options will have a 10 year term, and an exercise price based on the closing price of the Company’s stock at the execution of the agreement. The employment agreements also provide for combined earn out payments of up to $2,000,000 over a period of four years depending on sales targets being met.

The Company has evaluated subsequent events through April 29, 2019, the date these financials statements were available for issuance.

GOLDEN DEVELOPING SOLUTIONS, INC

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2019	2018
Current Assets:
Cash and cash equivalents	$240,404	$12,463
Accounts receivable, net	134,612	5,580
Inventory	197,334	91,931

Total current assets	572,350	109,974

Property and Equipment, net	44,709	17,051
Right of use asset - operating leases	116,278	—
Intangible assets, net	3,644,146	3,863,771
Goodwill	9,866,474	4,986,636

Total assets	$14,243,957	$8,977,432

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$292,131	$93,423
Deferred revenue	114,082	43,207
Right of use liabilities - operating leases short-term	65,536	—
Due to sellers of Insuionz LLC	83,666	—
Notes payable - related party	58,013	69,788
Acquisition notes payable - short-term	4,609,489	3,769,489
Note payable, net of discount and deferred financing costs	66,053	45,978

Total current liabilities	5,288,970	4,021,885

Acquisition notes payable - long-term	1,400,000	—
Right of use liabilities - operating leases, net of current portion	50,742	—

Total liabilities	6,739,712	4,021,885

Shareholders’ equity:

Preferred stock, 35,000,000 shares authorized, $0.0001 par value, Series A Preferred stock, 1 share authorized, 1 issued and outstanding	—	—
Common stock, 975,000,000 shares authorized, $0.0001 par value, 761,092,953 and 544,842,571 issued and outstanding, respectively	76,109	54,484
Additional paid-in capital	10,678,503	6,582,320
Accumulated deficit	(3,247,005)	(1,678,091)

Total stockholders’ equity attributable to Golden Developing Solutions, Inc. stockholders	7,507,607	4,958,713
Noncontrolling interest	(3,362)	(3,166)
Total stockholders’ equity	7,504,245	4,955,547

Total liabilities and stockholders’ equity	$14,243,957	$8,977,432

The accompanying notes are an integral part of these unaudited consolidated financial statements

GOLDEN DEVELOPING SOLUTIONS, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended	Three Months Ended
	March 31, 2019	March 31, 2018

Revenue - services	$351,277	$—
Revenue – product sales	207,982	—
Total revenue	559,259	—

Cost of revenue - services	(258,893)	—
Cost of revenue – product sales	(167,191)	—
Total cost of revenue	(426,084)	—

Gross profit	133,175	—

Operating expenses:
General and administrative	1,473,489	8,218
Professional fees	74,926	25,901

Total operating expenses	1,548,415	34,119

Loss from operations	(1,415,240)	(34,119)

Other income (expense)
Interest expense, net	(153,870)	(1,524)

Net loss	(1,569,110)	(35,643)

Net loss attributed to noncontrolling interest	196	—

Net loss attributed to Golden Developing Solutions, Inc.	$(1,568,914)	$(35,643)

Net loss per share - basic and dilutive	$(0.00)	$(0.00)

Weighted average shares outstanding - basic and dilutive	606,985,257	95,208,026

The accompanying notes are an integral part of these unaudited consolidated financial statements

GOLDEN DEVELOPING SOLUTIONS, INC

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

							Golden Developing
	Series A Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Solutions Share of Equity	NonControlling	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)	Interest	(Deficit)

Balance December 31, 2018	1	$—	544,842,571	$54,484	$6,582,320	$(1,678,091)	$4,958,713	$(3,166)	$4,955,547

Common shares issued for cash	—	—	69,000,000	6,900	714,100	—	721,000	—	721,000

Common shares issued for acquisition	—	—	147,250,382	14,725	2,585,275	—	2,600,000	—	2,600,000

Stock-based compensation	—	—	—	—	796,808	—	796,808	—	796,808

Net loss	—	—	—	—	—	(1,568,914)	(1,568,914)	(196)	(1,569,110)

Balance March 31, 2019	1	$—	761,092,953	$76,109	$10,678,503	$(3,247,005)	$7,507,607	$(3,362)	$7,504,245

Balance December 31, 2017	—	$—	95,208,026	$9,521	$46,866	$(82,878)	$(26,491)	$—	$(26,491)

Contributions to capital by related party	—	—	—	—	25,680	—	25,680	—	25,680

Net loss	—	—	—	—	—	(35,643)	(35,643)	—	(35,643)

Balance March 31, 2018	—	$—	95,208,026	$9,521	$72,546	$(118,521)	$(36,454)	$—	$(36,454)

The accompanying notes are an integral part of these unaudited consolidated financial statements

GOLDEN DEVELOPING SOLUTIONS, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2019	March 31, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,569,110)	$(35,643)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	221,396	—
Stock-based compensation	796,808	—
Amortization of operating lease right of use assets	9,915
Amortization of debt discount and deferred financing costs	14,531	—
Net Changes in:
Accounts receivable	(129,032)	—
Inventory	(14,670)	—
Accounts payable and accrued expenses	198,708	35,643
Due to Infusionz sellers	83,666	—
Other liabilities	(9,915)	—
Deferred revenue	70,875	—
Net cash used in operating activities	(326,828)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on related party loans	(11,775)	—
Proceeds from notes payable	50,000	—
Payments on notes payable	(40,912)	—
Payment of deferred financing costs	(3,544)	—
Payments on acquisition notes payable	(160,000)	—
Proceeds from the sale of common shares	721,000	—
Net cash provided by financing activities	554,769	—

NET CHANGE IN CASH AND CASH EQUIVALENTS	227,941	—

CASH AND CASH EQUIVALENTS, beginning of period	12,463	—

CASH AND CASH EQUIVALENTS, end of period	$240,404	$—

Supplemental disclosures:
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$—

Noncash activities
Contributions to capital by related party	$—	$25,680
Common Stock issued for acquisition	$2,600,000	$—
Note payable issued for acquisition	$2,400,000	$—
ROU assets and operating lease obligations recognized	$102,878	—

The accompanying notes are an integral part of these unaudited consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1 DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business. Golden Developing Solutions, Inc. (the “Company”or “GDS”) was organized as a corporation in Nevada in 1998 as American Associates Group. In 2007 the name was changed to Clean Hydrogen Producers, Ltd before being changed in April of 2017 to Golden Developing Solutions, Inc. The Company has structured itself in 2017 as a cannabis holding company and intends to make additional acquisitions in the industry in the near future.

Basis of Presentation. The accompanying unaudited financial statements of Golden Developing Solutions, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion, the financial statements include all adjustments (consisting of normal recurring accruals) necessary in order to make the condensed financial statements not misleading. Operating results for the three months ended March 31, 2019 are not necessarily indicative of the final results that may be expected for the year ended December 31, 2019. For more complete financial information, these unaudited financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2018. Notes to the consolidated financial statements which would substantially duplicate the disclosures contained in the annual financial statements for the most recent fiscal period have been omitted.

Use of Estimates in Financial Statement Preparation. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation. The Company prepares its consolidated financial statements on the accrual basis of accounting. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries, all of which have a fiscal year end of December 31. All intercompany accounts, balances and transactions have been eliminated in the consolidation. The Company also consolidates any variable interest entities for which the Company is the primary beneficiary based on whether the Company has the ability to direct the activities that most significantly impact the entities economic performance.

On April 27, 2018, the Company incorporated Pura Vida Vitamins, LLC as a wholly owned subsidiary. Pura Vida Vitamins, LLC entered into two consulting agreements with individuals that paid each consultant $6,000 per month in cash, additional bonuses depending on certain sales-related milestones, and 20,500,000 shares each for the completion of certain sales-related milestones, of which none were earned by either consultant. On July 1, 2018, the Company reorganized the entity to be a joint venture in which it owns 50%, in exchange for the cancelation of these consulting agreements. The Company continues to consolidate the operations of Pura Vida Vitamins, LLC due to its ownership interest combined with a controlling vote of the board of directors which make the Company the primary beneficiary of the joint venture with the ability to significant influence and control the activities of the business. The assets of the joint venture consisted primarily of $91,931 of inventory and $9,856 of property and equipment, net, and the liabilities consisted of $789 of accounts payable as of March 31, 2019. Selling, general and administrative expense includes $392 of expense related to Pura Vida Vitamins, LLC.

On September 26, 2018, the Company incorporated Tasos Media LLC as a wholly owned subsidiary. On March 9, 2019, the Company incorporated CBD Infusionz, LLC as a wholly owned subsidiary.

Inventories. Inventories are stated at the lower of cost or net realizable value, using the first-in, first-out method. The Company reviews its inventory for obsolescence and any inventory identified as obsolete is reserved or written off. The Company’s determination of obsolescence is based on assumptions about the demand for its products, product expiration dates, estimated future sales, and management’s future plans.

As of March 31, 2019, and December 31, 2018, inventory consists of the following components:

	March 31, 2019	December 31, 2018
Raw materials and supplies	$136,252	$36,624
Finished products	61,082	55,307

Total inventory	$197,334	$91,931

Goodwill, Intangible Assets, and Long-Lived Assets. Goodwill is carried at cost and is not amortized. The Company tests goodwill for impairment on an annual basis, relying on a number of factors including operating results, business plans, economic projections, anticipated future cash flows and marketplace data. Company management uses its judgment in assessing whether goodwill has become impaired between annual impairment tests according to specifications set forth in ASC 350.

The fair value of the Company’s reporting unit is dependent upon the Company’s estimate of future cash flows and other factors. The Company’s estimates of future cash flows include assumptions concerning future operating performance and economic conditions and may differ from actual future cash flows. Estimated future cash flows are adjusted by an appropriate discount rate derived from the Company’s market capitalization plus a suitable control premium at date of the evaluation.

The financial and credit market volatility directly impacts the Company’s fair value measurement through the Company’s weighted average cost of capital that the Company uses to determine its discount rate and through the Company’s stock price that the Company uses to determine its market capitalization. Therefore, changes in the stock price may also affect the amount of impairment recorded.

The Company recognizes an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value.

The Company’s long-lived assets, including intangibles, are reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the asset by comparing the undiscounted future net cash flows expected to result from the asset to its carrying value. If the carrying value exceeds the undiscounted future net cash flows of the asset, an impairment loss is measured and recognized. An impairment loss is measured as the difference between the net book value and the fair value of the long-lived asset. No impairment losses were incurred during the three months ended March 31, 2019 and 2018.

Revenue Recognition. The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, which was adopted on January 1, 2018. The Company primarily earns revenue from subscription services for its online and mobile cannabis services hub, , www.wheresweed.com. This online and mobile service hub allows business to advertise their location and services offered, and allows users of the Company’s websites to locate nearby businesses. With the acquisition of Infusionz LLC assets during the three months ended March 31, 2019, the Company also began sales of cannabinoid-based products. Revenue is recognized when control of the goods or services are transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for the services. For its subscription services, revenue is recognized over the subscription period ratably, and for product sales revenue is recognized upon delivery to the customer. The Company has also developed an online retail business for CBD, hemp oil and health/wellness related products through the Pura Vida joint venture. The Company has not yet begun to sell inventory products through this online retail business as of March 31, 2019.

Revenue is recognized based on the following five step model:

-	Identification of the contract with a customer

-	Identification of the performance obligations in the contract

-	Determination of the transaction price

-	Allocation of the transaction price to the performance obligations in the contract

-	Recognition of revenue when, or as, the Company satisfies a performance obligation

Performance Obligations

The Company generates revenue from subscriptions to the Company’s online services hub and beginning with the March 2019 Infusionz Acquisition, sales of cannabinoid products. Product sales are recognized all of the following criteria are satisfied: (i) a contract with an end user exists which has commercial substance; (ii) it is probable the Company will collect the amount charged to the end user; and (iii) the Company has completed its performance obligation whereby the end user has obtained control of the product. Subscription revenue is recognized on a ratable basis over the contract term beginning on the date that the service is made available to the customer.

For contracts with multiple performance obligations, the Company allocates the total transaction price to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each performance obligation. The Company uses an observable price to determine the stand-alone selling price for separate performance obligations or a cost plus margin approach when one is not available. Historically the Company’s contracts have not had multiple performance obligations. For subscription revenue, the Company’s performance obligations are recognized over a time period equal to the length of the subscription period, which is generally 30 days.

Sales, value add, and other taxes collected concurrent with revenue-producing activities are excluded from revenue. Incidental items that are immaterial in the context of the contract are recognized as expense. Payment terms between invoicing and when payment is due is less than one year. As of March 31, 2019, none of the Company’s contracts contained a significant financing component.

The Company elected the practical expedient to not adjust the amount of revenue to be recognized under a contract with an end user for the effects of time value of money when the timing difference between receipt of payment and recognition of revenue is less than one year.

Transaction Price Allocated to the Remaining Performance Obligations

The subscription revenue for its website services is collected up front for a 30 day period. At the end of each reporting period, the Company performs a calculation to determine the portion of that period for which services have not yet been provided. Additionally, from time to time, the Company may receive payment for sales of its products from a customer before the goods have shipped. These amounts are considered a contract liability and are recorded as deferred revenue. At March 31, 2019 and December 31, 2018, the Company had $114,082 and $43,207, respectively, in revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the end of the reporting period. The Company expects to recognize all of its unsatisfied (or partially unsatisfied) performance obligations as revenue in the next twelve months.

Contract Costs

Costs incurred to obtain a customer contract are not material to the Company. The Company elected to apply the practical expedient to not capitalize contract costs to obtain contracts with a duration of one year or less, which are expensed and included within cost of goods and services.

Critical Accounting Estimates

Estimates are used to determine the amount of variable consideration in contracts, the standalone selling price among separate performance obligations and the measure of progress for contracts where revenue is recognized over time. The Company reviews and updates these estimates regularly.

Disaggregated Revenue Data

Revenue during the three months ended March 31, 2019 consisted of $351,277 from subscription services and $207,982 related to cannabinoid product sales.

Cost of Revenue. Cost of revenue includes costs of managed hosting providers and amortization of acquired software-related intangible assets, and personnel related costs associated with hosting our subscription services, maintenance and testing of the platform and providing technical support to customers. It also includes the cost of raw materials related to the Company’s cannabinoid products.

Selling, General and Administrative Expenses. Selling, general and administrative expenses include advertising and promotional costs and research and development costs. Also included in Selling, general and administrative expenses are share-based compensation, certain warehousing fees, non-manufacturing overhead, personnel and related expenses, rent on operating leases, and professional fees.

Advertising and promotional costs are expensed as incurred and totaled $8,210 and $0 in the three months ended March 31, 2019, and 2018, respectively.

Basic Earning (Loss) Per Share. The Company computes net income (loss) per share in accordance with ASC 260, “Earnings per Share.” ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Given the net losses of the Company during the three months ended March 31, 2019 and 2018, the effects of outstanding stock options were anti-dilutive resulting in basic and diluted loss per weighted average common shares outstanding equal. See Note 6.

Recently Issued Accounting Standards.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-02). Under ASU No. 2016-2, an entity is required to recognize right-of-use assets and lease liabilities on its balance sheet and disclose key information about leasing arrangements. ASU No. 2016-02 offers specific accounting guidance for a lessee, a lessor and sale and leaseback transactions. Lessees and lessors are required to disclose qualitative and quantitative information about leasing arrangements to enable a user of the financial statements to assess the amount, timing and uncertainty of cash flows arising from leases. For public companies, The Company adopted this standard on January 1, 2019 using the modified retrospective method. The new standard provides a number of optional practical expedients in transition. The Company elected the ‘package of practical expedients , which permitted the Company not to reassess under the new standard its prior conclusions about lease identification, lease classification and initial direct costs; and all of the new standard’s available transition practical expedients.

On adoption, the Company recognized additional operating liabilities of $102,878, with corresponding Right of Use assets of the same amount based on the present value of the remaining minimum rental payments under current leasing standards for its existing operating leases. Company does not have any leases classified as a finance lease under ASC 842. See Note 7 for additional information on leases.

The new standard also provides practical expedients for a company’s ongoing accounting. The Company elected the short-term lease recognition exemption for its leases. For those leases with a lease term of 12 months or less, the Company will not recognize ROU assets or lease liabilities. The Company also made an accounting policy election to combine lease and non-lease components of operating leases for all asset classes.

In June 2018, the FASB issued ASU No. 2018-07, Compensation Stock Compensation (Topic 718) - Improvements to Nonemployee Share-Based Payment Accounting, which aligns the accounting for share-based payment awards issued to employees and nonemployees. Under ASU No. 2018-07, the existing employee guidance will apply to nonemployee share-based transactions (as long as the transaction is not effectively a form of financing), with the exception of specific guidance related to the attribution of compensation cost. The cost of nonemployee awards will continue to be recorded as if the grantor had paid cash for the goods or services. In addition, the contractual term will be able to be used in lieu of an expected term in the option-pricing model for nonemployee awards. The Company adopted the provisions of the guidance on January 1, 2019 with no material impact on the Company’s consolidated financial statements and disclosures.

The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.

NOTE 2 - GOING CONCERN AND LIQUIDITY

As of March 31, 2019, the Company had $240,404 cash and $559,259 of revenue to meets its ongoing operating expenses, and liabilities of $6,739,712.

The financial statements for the three months ended March 31, 2019 and 2018 have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company anticipates future losses in the development of its business raising substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and, or, obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with loans or contributions from related parties and, or, the sale of common stock. There is no assurance that this series of events will be satisfactorily completed.

Financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that may be necessary if the Company is unable to continue as a going concern.

Layer Six Acquisition

On September 18, 2018 the Company completed the purchase of all of the assets of Layer Six Media, Inc. (DBA Where’s Weed) (the “Layer Six Acquisition”), an online and mobile cannabis services hub that focuses on fast, secure and efficient discovery and purchasing of cannabis in both recreational and medical markets in the United States and Canada. The transaction was accounted for as a business combination under ASC 805.

The aggregate consideration of $9,113,636 at closing for the acquisition consisted of:

-	$170,000 cash

-	$80,000 unsecured note payable accruing interest at 2% per year and a default rate of 18%, due within ninety dates of the acquisition date. The Company made payments of $15,000 during the three months ended March 31, 2019 with $55,000 due as of March 31, 2019. The Company is in default of this agreement as of March 31, 2019. Interest begins accruing at 18% at the time of default.

-	$750,000 unsecured note payable accruing interest at 3% per year and a default rate of 15%, due in three equal monthly payments beginning October 1, 2018. The Company made payments of $145,000 during the three months ended March 31, 2019, with a balance due of $554,489 as of March 31, 2019. The Company is in default of the agreement as of March 31, 2019. Interest begins accruing at 15% at the time of default.

-	$3,000,000 unsecured note payable accruing interest at 3% per year and a default rate of 15%, due in twelve equal monthly payments beginning January 1, 2019. No payments have been made to date and the Company is in default of the agreement as of March 31, 2019. Interest begins accruing at 15% at the time of default.

-	170,454,545 shares of common stock, fair value of $5,113,636 based on closing stock price on the date of acquisition

A company controlled by a Director of the Company will receive total payments of $500,000 for his representation of the sellers in the transaction. The Company will pay a total of $100,000 of this amount directly, with $20,000 paid at closing, an additional $10,000 paid through December 31, 2018 and an additional $15,000 paid during the three months ended March 31, 2019 in connection with the note payable described above. The remaining $400,000 will be paid by the sellers of Layer Six Media, Inc.

The $500,000 fee is related to an agreement between the sellers of Layer Six and the director for brokering the sale of their business. The entire fee of $500,000 is included as part of the purchase price and not recorded as an expense. The Company did not incur any portion of this broker fee and did not receive any benefit from the services provided by this individual to earn the fee. We further noted that this Director became a director of Golden Developing Solutions, Inc. on September 21, 2018 after the Layer Six transaction, and management decided to disclose the fee due to this relationship that occurred after the transaction and due to the size of the fee involved. The $100,000 that the Company is paying related to this fee was recorded as part of the consideration paid for the acquisition. The Company agreed to structure $100,000 of the total purchase consideration paid to be directly to the new Director instead of to the sellers, with $20,000 of initial cash paid at closing and the $80,000 note payable described above. The remaining $400,000 is paid or to be paid by the sellers of Layer Six Media, Inc.

The Company has evaluated what identifiable intangible assets were acquired and the fair value of each, and finalized the fair value of the acquired assets during the current period. The following information summarizes the allocation of the fair values assigned to the assets at the purchase date:

	Amount	Estimated Useful Life (years)
Equipment, computers and furniture	$7,000	5
Tradenames and trademarks	270,000	10
Software enterprise platform	2,220,000	5
Customer list	1,630,000	4
Goodwill	4,986,636	n/a
Total purchase price	$9,113,636	—

The Company entered into employment agreements with three employees of Layer Six Media. Each agreement is for a term of two years, with an annual salary of $150,000 per year. If the employee is terminated without cause, they will receive severance pay of five months salary. One employee’s agreement entitles them to receive annual stock grants on January 1st, in an amount equal to $80,000 divided by the closing price of the Company’s stock price on December 31st. The Company is due to issue 4,210,526 shares of stock for the award vesting on January 1, 2019. The Company recognized $20,000 of stock-based compensation for the award expected to vest on January 1, 2020. No shares were issued through March 31, 2019 for these awards.

Infusionz Acquisition

In March 2019, the Company purchased the assets of CBD Infusionz, LLC, a Colorado based company. The transaction was accounted for as a business combination.

The preliminary aggregate consideration for the Infusionz Acquisition was as follows:

Preliminary Amount
147,250,382 shares of common stock	$2,600,000
Note payable	2,400,000
Total consideration transferred	$5,000,000

The note payable is unsecured, bears interest at 3% per year and is due in 24 equal monthly installments beginning in June 2019. In conjunction with the above acquisition, the Company agreed to fund the new subsidiary with $300,000 of cash, with

$100,000 provided during the three months ended March 31, 2019. The Company entered into an employment with two employees of CBD Infusionz. The employees will receive a combined total salary of $270,000 per year over the two-year term of the agreement, with automatic one-year renewals thereafter. The Company agreed to award a total of 112,994,350 stock options with exercise prices of $0.018 to two employees of CBD Infusionz, LLC, with half awarded and vested immediately upon execution of the agreement, and the remainder vesting monthly over a two year term. The options have a 10 year exercise period, and an exercise price based on the closing price of the Company’s stock at the execution of the agreement. See Note 6.

The employment agreements also provide for combined earn out payments of up to $2,000,000 over a period of four years depending on sales targets being met, with $500,000 in each of the four years. The Company determined that these payments qualified as compensation for future services of the sellers.

As part of the acquisition, a company controlled by a Director of the Company will be paid a fee of $150,000 by the sellers of Infusionz, LLC for representation of the sellers of Infusionz, LLC. The $150,000 fee is related to an agreement between the sellers of Infusionz, LLC and the director for brokering the sale of their business. The entire fee of $150,000 is included as part of the purchase price and not recorded as an expense. The Company did not incur any portion of this broker fee and did not receive any benefit from the services provided by this individual to earn the fee.

The Company is evaluating what identifiable intangible assets were acquired and the fair value of each and expects to finalize the fair value of the acquired assets within one year of the acquisition date. The following information summarizes the preliminary allocation of the fair values assigned to the assets at the purchase date:

	Preliminary Amount	Useful Life (years)
Equipment, computers and furniture	$29,429	3
Inventory	90,733	n/a
Right of use assets operating leases	23,315	n/a
Goodwill	4,879,838	n/a
Right of use liabilities operating leases	(23,315)	n/a
Net assets acquired	$5,000,000	—

The results of the Infusionz business are included in the consolidated financial statements effective March 9, 2019. Revenues and Net Loss since the acquisition date included in the consolidated statements of operations are $207,983 and $830,524, respectively.

As of March 31, 2019, the Company owed $83,666 to the sellers of the Infusionz business for operations activity funded by them from the acquisition date through March 31, 2019. As a result of the share issuance related to the acquisition of the Infusionz business, these sellers are related parties of the Company.

Unaudited Pro Forma Information

The following schedule contains unaudited pro-forma consolidated results of operations for the three months ended March 31, 2019 and 2018 as if the Layer Six acquisition occurred on January 1, 2017, and as if the Infusionz acquisition had occurred January 1, 2018. The unaudited pro forma results of operations are presented for informational purposes only and are not indicative of the results of operations that would have been achieved if the acquisitions had taken place on those dates, or of results that may occur in the future. The unaudited pro forma results reflect adjustments related to the amortization of the acquired intangible assets, depreciation expense on acquired equipment, stock-based compensation for awards to new employees, salaries for new employees and interest expense on the new debt arising from the acquisitions. The pro forma weighted average shares outstanding for each period assume the shares issued for the Infusionz Acquisition were issued on January 1, 2018 and for the Layer Six Acquisition on January 1, 2017.

	Three Months Ended March 31,
	2019	2018
(unaudited)	Pro Forma	Pro Forma
Revenue	$1,494,523	$236,103
Operating loss	$(527,160)	$(1,204,351)
Net loss	$(695,834)	$(1,252,001)
Loss per common share basic and diluted	$(0.00)	$(0.00)
Pro forma weighted average shares outstanding	718,241,101	411,276,838

NOTE 4 - INTANGIBLE ASSETS

Intangible assets consisted of the following as of March 31, 2019 and December 31, 2018:

	As of March 31, 2019
	Cost	Accumulated Amortization	Carrying Value
Customer list	$1,630,000	$220,729	$1,409,271
Tradenames and trademarks	270,000	14,625	255,375
Software enterprise platform	2,220,000	240,500	1,979,500
	$4,120,000	$475,854	$3,644,146

	As of December 31, 2018
	Cost	Accumulated Amortization	Carrying Value
Customer list	$1,630,000	$118,854	$1,511,146
Tradenames and trademarks	270,000	7,875	262,125
Software enterprise platform	2,220,000	129,500	2,090,500
	$4,120,000	$256,229	$3,863,771

Amortization expense for the three months ended March 31, 2019 and 2018 was $219,625 and $0, respectively. $111,000 of amortization expenses is included in cost of sales related to the software enterprise platform, with the remainder included in general and administrative expenses. Expected amortization of intangible assets for the remaining year ended December 31, 2019 and for the years through December 31, 2023 is $658,875, $878,500, $878,500, $759,646 and $341,500, respectively, with $127,125 remaining thereafter.

NOTE 5 - NOTES PAYABLE

Notes Payable

During the year ended December 31, 2018, the Company entered into a future revenue financing arrangement. The Company received $50,000 in cash proceeds, and must repay $70,000. Payments are withdrawn from the Company’s bank account on a daily basis in the amount of $292 per day and are secured by the future revenue of the Company. The Company made repayments of $17,812 during the three months ended March 31, 2019. The Company recorded a debt discount of $20,000 in 2018 and amortized $5,357 of interest expense for the three months ended March 31, 2019. Additionally, the Company paid deferred financing costs of $3,499 during the year ended December 31, 2018. The Company amortized $937 of the deferred costs to interest expense during the three months ended March 31, 2019, leaving a net balance of $34,460 including a principal balance of $50,728.

On January 29, 2019 the Company entered into a future revenue financing arrangement. The Company received $50,000 in cash proceeds and must repay $71,500. Payments are withdrawn from the Company’s bank account on a daily basis in the amount of $550 per day and are secured by the future revenue of the Company. The Company made repayments of $23,100 during the three months ended March 31, 2019. The Company recorded a debt discount of $21,500 and amortized $7,088 of the discount to interest expense during the three months ended March 31, 2019. Additionally, the Company paid deferred financing costs of $3,544. The Company amortized $1,149 of the deferred costs to interest expense during the three months ended March 31, 2019, leaving a net balance net of $31,593 including a principal balance of $48,400.

Notes Payable related party

In May of 2018 the Company issued a $70,025 Note payable to a related party for cash proceeds received. The related party also paid $2,000 of expense on behalf of the Company. The note was unsecured, with no stated interest rate and is due on demand. During the three months ended March 31, 2019, $11,775 was repaid resulting in a balance as of period end of $58,013.

NOTE 6 - STOCKHOLDERS EQUITY

During the three months ended March 31, 2018 the CEO paid or contributed $25,680 of expense for the Company’s benefit. The contribution was recorded to Additional Paid in Capital.

In March 2019, the Board of Directors of the Company amended the Company’s articles of incorporation to increase the authorized common shares to 975,000,000.

During the year ended December 31, 2018 the Company sold 1 share of Series A Preferred Stock in exchange for $232,500. Each share of Series A Preferred Stock has the voting rights of 350,000,000 shares. The Series A Preferred stock has no liquidation preference, and is not entitled to any dividends paid to common stockholders.

During the three months ended March 31, 2019, the Company issued 69,000,000 shares of stock in exchange for cash proceeds of $721,000. The Company also issued 147,250,382 shares of common stock to the sellers of the Infusionz business, with a fair value of $2,600,000.

During the year ended December 31, 2018, the Company awarded 20,000,000 shares of Common Stock in exchange for services. The shares were valued at $500,000, with expense recognized during the year ended December 31, 2018. These shares were not yet issued as of March 31, 2019.

The Company is also due to issue 4,210,526 shares to a seller of the Layer Six business, which have not yet been issued. The Company recognized $80,000 of expense during the year ended December 31, 2018 related to these shares which vested on January 1, 2019. The Company recognized an additional $20,000 of stock-based compensation expense for shares to be issued to this employee that will vest on January 1, 2020.

Stock Options

As discussed in Note 3, the Company committed to awarding a total of 112,994,350 stock options to two employees of Infusionz LLC as part of their employment agreements with the Company. The options have an exercise price of $0.018 per share, a term of 10 years, with half awarded and vesting during the three months ending March 31, 2019 and the remainder vesting in equal monthly installments over a two-year period from the acquisition date. The total fair value of the stock options awarded during the three months ended March 31, 2019 was $776,808 and was estimated using the Black-Scholes option pricing model and the following assumptions: volatility of 70.25% based on a comparable company peer group, expected term of 10 years, risk-free rate of 2.6% and a dividend yield of 0%.

The following summarizes stock option activity during the three months ended March 31, 2019:

	Stock Options
	Shares	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2018	—	$—	$—
Granted	56,497,175	0.018	0.014
Cancelled	—	—	—
Expired	—	—	—
Exercised	—	—	—
Outstanding at March 31, 2019	56,497,175	$0.018	$0.014
Exercisable at March 31, 2019	56,497,175	$0.018	$0.014

The stock options have a weighted average term of 9.9 years as of March 31, 2019. Outstanding and exercisable options had an intrinsic value of $101,695 as of March 31, 2019, respectively. The Company recognized stock-based compensation related to the options described above of $776,808 during the three months ended March 31, 2019.

NOTE 7 - LEASES

The Company has operating leases for its administrative offices. For purposes of calculating operating lease liabilities, lease terms may be deemed to include options to extend the lease when it is reasonably certain that the Company will exercise those options. Some leasing arrangements require variable payments that are dependent on usage, output, or may vary for other reasons, such as insurance and tax payments. The variable lease payments are not presented as part of the initial ROU asset or lease liability. The Company’s lease agreements do not contain any material restrictive covenants.

At adoption of ASC 842, the Company recognized right of use assets and liabilities for operating leases of $102,878 related to its office space lease, which has a monthly payment of $4,134 and expires in March 2021. As part of the Infusionz Acquisition, the Company assumed the business operating lease for warehouse space. The Company recognized preliminary estimates of the right of use assets and liabilities related of this operating lease of $23,315. The lease has a monthly payment of $4,000 through August 31, 2019. The Infusionz business also has two rental agreements with total payments of $3,800 per month with month to month terms. Under one of these rental agreements, with monthly payments of approximately $3,500 per month, the Infusionz business subleases space from a company controlled by a related party of the Company. In April 2018, Pura Vida Vitamins LLC entered into a month to month rental agreement for office space for $1,000 per month.

The following table summarizes the lease-related assets and liabilities recorded in the consolidated balance sheet at March 31, 2019:

Lease Position	March 31, 2019

Operating lease right-of-use assets	$116,278
Right of use liability operating lease short term	$65,536
Right of use liability operating lease long term	50,742
Total operating lease liabilities	$116,278

The Company recognized operating lease cost of $12,404 for the three months ended March 31, 2019. The Company utilizes the incremental borrowing rate in determining the present value of lease payments unless the implicit rate is readily determinable. The Company’s operating leases had a weighted average remaining lease term of 1.7 years and a weighted average discount rate of 10% as of March 31, 2019.

The following table provides the maturities of lease liabilities at March 31, 2019:

Maturity of Lease Liabilities at March 31, 2019	Operating Leases
2019	$61,213
2020	49,617
2021	16,539
2022	—
2023	—
2024 and thereafter	—
Total future undiscounted lease payments	$127,369
Less: Interest	(11,091)
Present value of lease liabilities	$116,278

At March 31, 2019, the Company had no additional leases which had not yet commenced.

Future minimum lease payments for operating leases accounted for under ASC 840, “Leases,” with remaining non-cancelable terms in excess of one year at December 31, 2018 were as follows:

Minimum Lease Commitments at December 31, 2018
2019	$44,592
2020	44,592
2021	11,148
2022	—
2023	—
Total	$100,332

NOTE 8 - SUBSEQUENT EVENTS

Subsequent to March 31, 2019, the Company issued 53,333,331 shares of common stock for net cash proceeds of $798,100.

The Company has evaluated subsequent events through June 27, 2019, the date these financials statements were available for issuance.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

Item 15. Financial Statements and Exhibits.

		Incorporated by
Exhibit		Reference		Filed or Furnished
Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
3.1	Articles of Incorporation, as amended	10-12(g)	3.1	05/01/2019
3.2	Series A Certificate of Designation	10-12(g)	3.2	05/01/2019
3.3	By-laws	10-12(g)	3.3	05/01/2019
3.4	Certificate of Amendment to Amended and Restated Articles of Incorporation, dated September 13, 2018	10-12(g)/A	3.4	07/02/2019
3.5	Certificate of Amendment to Amended and Restated Articles of Incorporation, dated March 6, 2019	10-12(g)/A	3.5	07/02/2019
4.1	Form of 3% Promissory Note issued September 18, 2018, to Tyler Bartholomew, David Lindauer, Bill Anders and Brad Billman	10-12(g)	4.1	05/01/2019
4.2	Form of 3% Promissory Note issued March 8, 2019, to the Owners of Infusionz LLC	10-12(g)	4.2	05/01/2019
10.1	Binding Joint Venture Term Sheet, dated August 15, 2018, between Pura Vida Health LLC and Golden Developing Solutions, Inc.	10-12(g)/A	10.1	07/02/2019
10.2	Asset Purchase Agreement dated September 18, 2018, by and among Golden Developing Solutions, Inc. and Layer Six Media, Inc.	10-12(g)	10.2	05/01/2019
10.3	Asset Purchase Agreement dated March 8, 2019, by and between Golden Developing Solutions, Inc., Tyler Bartholomew, David Lindauer, Bill Anders and Brad Billman	10-12(g)	10.3	05/01/2019
10.4	Asset Purchase Agreement dated March 8, 2019, by and between Golden Developing Solutions, Inc. and Infusionz, LLC	10-12(g)	10.4	05/01/2019
10.5	Form of Employment Agreement entered into with David Lindauer	10-12(g)	10.5	05/01/2019
10.6	Form of Employment Agreement entered into with Tyler Bartholomew	10-12(g)	10.5	05/01/2019
10.7	Settlement Agreement by and between Golden Developing Solutions, Inc. and Pura Vida Vitamins, LLC				X
21.1	List of Subsidiaries	10-12(g)	21.1	05/01/2019

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 14, 2019	GOLDEN DEVELOPING SOLUTIONS, INC.

	By:	/s/ Stavros Triant
Stavros Triant
Title: Chief Executive Officer